Exhibit 10.1
EXECUTION COPY

MEMBERSHIP INTEREST AND ASSET PURCHASE
AGREEMENT
BY AND AMONG
ALLIANCE DATA NETWORK SERVICES LLC,
ADS ALLIANCE DATA SYSTEMS, INC.,
ALLIANCE DATA SYSTEMS CORPORATION
HEARTLAND ACQUISITION, LLC
AND
HEARTLAND PAYMENT SYSTEMS, INC.
DATED AS OF MAY 2, 2008

i

SCHEDULES

KE	—	Key Employees
1.4	—	Permitted Liens
2.5	—	Consents
2.6	—	Material Contracts
2.7	—	Certain Events
2.8	—	Litigation
2.10(a)	—	Business Employees and Business Contractors
2.10(b)	—	Employee Plans
2.12(a)	—	Intellectual Property Rights
2.12(b)	—	Intellectual Property
2.12(c)	—	Third Party Intellectual Property
2.13	—	Labor Matters
2.14	—	Insurance
2.17(b)	—	Leased Real Property
2.20	—	Notes and Accounts Receivable
2.21	—	Inventory
2.24	—	Certain Business Relationships
2.25	—	Customers and Suppliers
4.3	—	Access to Information
4.6	—	Certain Seller Business Employees

EXHIBITS

A	—	Assets
B	—	Assumed Liabilities
C	—	Form of Transition Services Agreement
D	—	Form of BIN Sponsorship Agreement
E	—	Form of ITS Agreement
F	—	Form of Bill of Sale
G	—	Form of Assignment and Assumption Agreement
H	—	Form of Escrow Agreement
I	—	Material Third Party Consents
J	—	Allocation
K	—	Assumed Contracts
L	—	Net Working Capital as of March 31, 2008
M	—	Confidentiality Agreement
N	—	Supplemental Agreement

MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 2, 2008 is made by and among Alliance Data Network Services LLC, a Delaware limited liability company (the “Company”), ADS Alliance Data Systems, Inc., a Delaware corporation (“Seller”), Alliance Data Systems Corporation, a Delaware corporation (“ADSC”), Heartland Acquisition, LLC, a Delaware limited liability company (“Buyer”), and Heartland Payment Systems, Inc., a Delaware corporation (“HPS”). The Company, Seller, ADSC, Buyer, and HPS are referred to herein from time to time collectively as the “Parties” and individually as a “Party.”
PRELIMINARY STATEMENTS
     1. ADSC is the owner of all of the issued and outstanding equity securities of Seller.
     2. Seller and the Company, directly or indirectly, own, or hold valid licenses with respect to or valid leasehold interests in, all of the assets used in the operation of Seller’s network services division (the “Division”).
     2. The Company is included within the Division and owns certain assets of the Division.
     3. Seller is the owner of all of the issued and outstanding membership interests (the “Company Interests”) of the Company.
     4. HPS is the owner of all of the issued and outstanding equity securities of Buyer.
     5. In order to effect the sale of the Division to Buyer, the Parties desire that, on the terms and subject to the conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, the Company Interests and the assets of Seller (with respect to the Division) identified on Exhibit A, attached hereto (the “Assets”) in exchange for the Purchase Price.
     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:
ARTICLE 1
MEMBERSHIP INTEREST PURCHASE; ASSET PURCHASE; PURCHASE PRICE;
DEFINITIONS
     Section 1.1 Basic Transaction.
          (a) Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, (i) the Company Interests (such transaction, the “Equity Purchase”) and (ii) the Assets (such transaction, the “Asset Purchase” and, together with the Equity Purchase, the “Acquisition”), in exchange for the Purchase Price.

          (b) Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will assume and become responsible for certain Liabilities of the Division set forth and described on Exhibit B attached hereto (the “Assumed Liabilities”). Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of Seller, the Company, ADSC or any of their Affiliates not included within the definition of Assumed Liabilities.
     Section 1.2 Closing.
          (a) Time and Place of Closing. The closing of the Acquisition (the “Closing”) shall take place at 10:00 a.m., Dallas, Texas time, on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in ARTICLE 5 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Akin Gump Strauss Hauer & Feld, LLP, 1700 Pacific Avenue, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by the Parties.
          (b) Deliveries and Proceedings at the Closing. At the Closing:
               (i) Transition Agreements. Seller and Buyer shall enter into the following agreements: (A) a transition services agreement substantially in the form attached as Exhibit C hereto (the “Transition Services Agreement”); (B) a transition BIN sponsorship agreement substantially in the form attached as Exhibit D hereto (the “BIN Sponsorship Agreement”) and (C) an information technology services agreement substantially in the form attached as Exhibit E hereto (the “ITS Agreement”).
               (ii) Deliveries by Seller. Seller shall deliver to Buyer:
               (A) the Final Certificate and Flow of Funds Memorandum, duly executed by Seller and the Company;
               (B) certificate(s) representing the Company Interests, if any, duly endorsed in blank or accompanied by appropriate powers or any other proper instrument of assignment endorsed in blank in proper form for transfer of the Company Interests;
               (C) a bill of sale, by and between Buyer and Seller, in the form attached as Exhibit F hereto (the “Bill of Sale”), duly executed by Seller;
               (D) an assignment and assumption agreement, by and between Buyer and Seller, in the form attached as Exhibit G hereto (the “Assignment and Assumption Agreement”), duly executed by Seller;
               (E) such other instruments of sale, transfer, conveyance, and assignment (including Intellectual Property transfer documents) as Buyer and its counsel reasonably may request;

               (F) a certificate to the effect that each of the conditions specified in Section 5.2(a) through Section 5.2(d) below are satisfied;
               (G) an escrow agreement, by and between Buyer, Seller and the Escrow Agent, substantially in the form attached as Exhibit H hereto (the “Escrow Agreement”), duly executed by Seller and the Escrow Agent;
               (H) resignations, effective as of Closing, of each manager, director and officer of the Company;
               (I) all of the third party consents set forth on Exhibit I attached hereto (“Material Third Party Consents”);
               (J) a non-foreign affidavit dated as of the Closing Date sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that Seller is not a “foreign person” as defined in Code Section 1445;
               (K) a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) the resolutions of the board of directors (or a duly authorized committee thereof) of Seller and ADSC authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (ii) incumbency and signatures of the officers of Seller and ADSC executing this Agreement or any other agreement contemplated by this Agreement; and
               (L) a certificate of the secretary or an assistant secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) no amendments to the certificate of formation of the Company since the date of the certification specified in Section 1.2(b)(ii)(K); (ii) the operating agreement of the Company; (iii) the resolutions of the managers of the Company authorizing the execution, delivery, and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of the Company executing this Agreement or any other agreement contemplated by this Agreement.
               (M) copy of the certificate of formation of the Company certified not more than five (5) Business Days before the Closing Date by the Secretary of State of Delaware;
               (N) copies of the certificates of good standing of Seller (issued not more than five (5) Business Days before Closing Date) by the Secretary of State (or comparable officer), of Delaware, Ohio, Tennessee and Texas;
               (O) copies of the certificates of good standing of the Company issued not more than five (5) Business Days before Closing Date by the Secretary of State (or comparable officer), of each jurisdiction in which the Company is qualified to do business;

               (P) copy of the certificates of good standing of ADSC issued not more than five (5) Business Days before Closing Date by the Secretary of State of Delaware; and
               (Q) a written consent to the assignment of each Lease (the “Lease Consents”), in form and substance satisfactory to Buyer and Buyer’s lender.
               (iii) Deliveries by Buyer. Buyer shall deliver to Seller:
               (A) the Final Certificate and Flow of Funds Memorandum, duly executed by Buyer and HPS;
               (B) the Escrow Agreement, duly executed by Buyer;
               (C) cash in an amount equal to the Estimated Purchase Price set forth on the Final Certificate and Flow of Funds Memorandum, by wire transfer of immediately available funds to one or more accounts designated by Seller, of which $1,500,000 (the “Escrow Amount”) shall be deposited with the Escrow Agent pursuant to the terms of the Escrow Agreement;
               (D) the Bill of Sale, duly executed by Buyer;
               (E) the Assignment and Assumption Agreement, duly executed by Buyer;
               (F) such other instruments of sale, transfer, conveyance, and assignment as Seller and its counsel reasonably may request; and
               (G) a certificate to the effect that each of the conditions specified in Section 5.3(a) and Section 5.3(b) below are satisfied.
               (iv) Other Deliveries. Any other documents required to be delivered pursuant to this Agreement with respect to the Closing will be exchanged.
     Section 1.3 Purchase Price.
          (a) Estimated Purchase Price. No later than three (3) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a certificate signed by Seller certifying the Seller’s good faith estimate (including all calculations in reasonable detail) of the Estimated Purchase Price along with an estimated unaudited consolidated balance sheet of the Division as of the Closing Date (“Seller’s Closing Payment Certificate”). Such certificate shall also contain wire instructions for the payment of the Purchase Price. As promptly as practicable but not later than one (1) Business Day prior to the Closing, Buyer shall identify any adjustments that it believes in good faith are required to the Seller’s Closing Payment Certificate delivered by Seller. If Seller disputes any such adjustments, Buyer and Seller shall use reasonable best efforts to resolve such dispute, after which Seller shall re-deliver to Buyer the certificate with such adjustments as the parties have agreed are appropriate. If such a dispute cannot be resolved,

Buyer can agree to proceed to the Closing and take its proposed adjustments into account in the Final Certificate and Flow of Funds Memorandum, and Seller may note the applicable items in dispute on the Final Certificate and Flow of Funds Memorandum, so that such dispute may be resolved pursuant to Section 1.3(b). The form of certificate finally delivered pursuant to this Section 1.3(a) and acceptable to Buyer is referred to herein as the “Final Certificate and Flow of Funds Memorandum.”
          (b) Preparation of the Final Statement of Purchase Price.
               (i) As soon as practicable, but no later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed calculation of the Purchase Price (the “Proposed Purchase Price Calculation”) and the components thereof. Should Buyer not prepare and deliver to Seller the Proposed Purchase Price Calculation within the 45 day period, the Estimated Purchase Price shall be deemed to be the Purchase Price.
               (ii) If Seller does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Buyer within fifteen (15) Business Days of receiving the Proposed Purchase Price Calculation, Seller and the other Parties agree that the Proposed Purchase Price Calculation shall be deemed to set forth the Purchase Price. If Seller gives a Purchase Price Dispute Notice to Buyer (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such 15 Business Day period, Seller and Buyer will use reasonable efforts to resolve the dispute during the 30-day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller. If Buyer and Seller do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted immediately to the Dallas office of Ernst & Young LLP (the “Accounting Firm”). The Accounting Firm shall be required to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis thereof, must be in accordance with the terms of this Agreement and must only address the specific items in dispute. The determination of the Accounting Firm shall be conclusive and binding upon Buyer, the Company and Seller and not subject to collateral attack for any reason other than manifest error or fraud. Buyer will revise the Proposed Purchase Price Calculation as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.3(b)(ii). The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto determined pursuant to this Section 1.3(b)(ii).
               (iii) In the event Buyer and Seller submit any unresolved objections to an Accounting Firm for resolution as provided in Section 1.3(b)(ii), Buyer and Seller will share responsibility for the fees and expenses of such Accounting Firm as follows:
               (A) if such Accounting Firm resolves all of the remaining objections in favor of Buyer’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then Seller will be responsible for all of the fees and expenses of such Accounting Firm;

               (B) if such Accounting Firm resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Buyer will be responsible for all of the fees and expenses of such Accounting Firm; and
               (C) if such Accounting Firm neither resolves all of the remaining objections in favor of Buyer’s position nor resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of such Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by Seller, and Buyer will be responsible for the remainder of the fees and expenses of such Accounting Firm.
               (iv) The Company (or its successor) will make its financial records available to Seller and its accountants and other representatives at reasonable times during the period beginning on the Closing Date and ending on date of the final determination of the Purchase Price pursuant to Section 1.3(b)(ii).
          (c) Adjustment to Estimated Purchase Price.
               (i) If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.3(b)(ii), Buyer will pay to Seller such positive amount by wire transfer or delivery of other immediately available funds.
               (ii) If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.3(b)(ii), Seller will pay to Buyer such negative amount by wire transfer or delivery of other immediately available funds.
          (d) Allocation. Buyer and Seller agree to allocate the Purchase Price (and all other capitalizable costs) among the Assets and the Company’s assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached as Exhibit J hereto.
     Section 1.4 Definitions.
          (a) Definitions. For purposes of this Agreement, the terms set forth below have the following meanings:
          “Accounting Firm” has the meaning set forth in Section 1.3(b)(ii).
          “Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price.
          “Actual Value” has the meaning set forth in Section 1.3(b)(iii)(C).

          “ADSC” has the meaning set forth in the preamble.
          “ADSC Acquisition” means any single or multi-step transaction or series of related transactions pursuant to which any Person or group acquires, directly or indirectly, beneficial ownership (as defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 25% or more of the assets of ADSC and its subsidiaries (taken as a whole) or 25% or more of any class of equity securities of ADSC pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction.
          “ADSC Guaranteed Obligations” has the meaning set forth in Section 8.10.
          “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.
          “Agreement” has the meaning set forth in the preamble.
          “Acquisition” has the meaning set forth in Section 1.1(a).
          “Anticipated State Tax Benefits” has the meaning set forth in Section 7.2(c).
          “Asset Purchase” has the meaning set forth in Section 1.1(a).
          “Assets” has the meaning set forth in the preliminary statements.
          “Assignment and Assumption Agreement” has the meaning set forth in Section 1.2(b)(ii)(D).
          “Assumed Contracts” means those contracts listed on Exhibit K attached hereto.
          “Assumed Liabilities” has the meaning set forth in Section 1.1(b).
          “Audit Support” has the meaning set forth in Section 4.14(a).
          “Audit Support Period” has the meaning set forth in Section 4.14(a).
          “Bill of Sale” has the meaning set forth in Section 1.2(b)(ii)(C).
          “BIN Sponsorship Agreement” has the meaning set forth in Section 1.2(b)(i).
          “Bonuses” has the meaning set forth in Section 4.6(e).
          “Business Contractor” means contractors of Seller who are identified on Schedule 2.10(a).
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in Dallas, Texas or New York, New York are authorized or obligated by law or executive order to not open or remain closed.

          “Business Employee” means each employee of Seller who is identified on Schedule 2.10(a).
          “Business Service” means the provision of merchant  transaction processing services (authorization, capture and settlement of electronic payments) by a network that enables processing of all electronic payment types including credit card, debit card, prepaid card, gift card, electronic benefits and check transactions, excluding the provision or issuance of private label credit cards, co-branded or not, and the provision of customer services related to those cards along with the retention of the underlying card receivables.
          “Buyer” has the meaning set forth in the preamble.
          “Buyer 401(k) Plan” has the meaning set forth in Section 4.6(d).
          “Buyer Employee” has the meaning set forth in Section 4.6(a).
          “Buyer Indemnitee” and “Buyer Indemnitees” have the respective meanings set forth in Section 7.2(a).
          “Buyer Plans” has the meaning set forth in Section 4.6(b).
          “Buyer Welfare Plans” has the meaning set forth in Section 4.6(c).
          “Closing” has the meaning set forth in Section 1.2(a).
          “Closing Date” has the meaning set forth in Section 1.2(a).
          “Closing Settlement Obligations” means the aggregate settlement obligations (defined as settlement liabilities less settlement accounts receivable) of the Division as of Closing Date.
          “Code” has the meaning set forth in Section 2.10(c).
          “Company” has the meaning set forth in the preamble.
          “Company Charter Documents” has the meaning set forth in Section 2.1(c).
          “Company Interests” has the meaning set forth in the preliminary statements.
          “Confidential Information” means any information concerning the business and affairs of the Company or the Division or the Assets, that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company or the Division by third parties to the extent that the Company or Seller has an obligation of confidentiality in connection therewith.
          “Confidentiality Agreement” has the meaning given in Section 4.3.
          “Disclosure Schedule” has the meaning set forth in ARTICLE 2.

          “Division” has the meaning set forth in the preliminary statements.
          “Employee Plans” has the meaning set forth in Section 2.10(b).
          “Enterprise Value” means Seventy-Seven Million Five Hundred Thousand and 00/100 Dollars ($77,500,000.00).
          “Environmental Requirements” shall mean all federal, state, local and foreign statutes, regulations, and ordinances concerning pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.
          “Equity Purchase” has the meaning set forth in Section 1.1(a).
          “ERISA” has the meaning set forth in Section 2.10(b)
          “ERISA Affiliate” has the meaning set forth in Section 2.10(f).
          “Escrow Agent” means Huntington National Bank.
          “Escrow Agreement” has the meaning set forth in Section 1.2(b)(ii)(G).
          “Escrow Amount” has the meaning set forth in Section 1.2(b)(iii)(C).
          “Escrow Matters” has the meaning set forth in Section 7.2(a).
          “Estimated Purchase Price” mean the Estimated Purchase Price set forth on the Final Certificate and Flow of Funds Memorandum.
          “Final Certificate and Flow of Funds Memorandum” has the meaning set forth in Section 1.3(a).
          “Final Statement of Purchase Price” has the meaning set forth in Section 1.3(b)(ii).
          “Financial Statements” has the meaning set forth in Section 2.4(a).
          “GAAP” has the meaning set forth in Section 2.4(a).
          “Governmental Entity” has the meaning set forth in Section 2.5.
          “High Value” has the meaning set forth in Section 1.3(b)(iii)(B).
          “HPS” has meaning set forth in the preamble.
          “HPS Guaranteed Obligations” has the meaning set forth in Section 8.11.

          “HSR Act” has the meaning set forth in Section 2.5.
          “Improvements” means all buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property.
          “Indemnified Party” has the meaning set forth in Section 7.3(a).
          “Insurance Policies” has the meaning set forth in Section 2.14.
          “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
          “ITS Agreement” has the meaning set forth in Section 1.2(b)(i).
          “Knowledge” means, with respect to the Company or Seller, the knowledge after reasonable investigation of the Key Employees.
          “Lease” have the meaning set forth in Section 2.17(b).
          “Lease Consents” has the meaning set forth in Section 1.2(b)(ii)(Q).
          “Leased Real Property” has the meaning set forth in Section 2.17(b).
          “Lehman Brothers” means Lehman Brothers Inc.
          “Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.
          “Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.

          “Lien” means any lien, pledge, mortgage, deed of trust, security interest, option or similar encumbrance of any kind.
          “Limitation Amount” has the meaning given in Section 7.4(b).
          “Loss” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, (excluding punitive and exemplary damages in the case of claims other than Third Party Claims) dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.
          “Lost Tax Benefits” has the meaning set forth in Section 7.2(c).
          “Low Value” has the meaning set forth in Section 1.3(b)(iii)(A).
          “Material Adverse Effect” means any effect or change that is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations of the Company and the Division, taken as a whole; provided, that in no event shall any of the following, alone or in combination (or the consequences thereof), constitute a “Material Adverse Effect” or be considered in determining whether a “Material Adverse Effect” has occurred or is likely or expected to occur: (i) changes in general economic conditions or relating to those industries specific to the business of the Company which do not have a materially disproportionate effect on the Division or the Company, (ii) the negotiation, execution, delivery, performance or public announcement of this Agreement or the transactions contemplated hereby or any action required by this Agreement to be taken or not taken or otherwise taken with the express consent of Buyer (including the impact thereof on the relationships of the Company with its customers, suppliers, distributors or employees to the extent resulting from such action), (iii) actions taken solely by Buyer or any of its Affiliates, (iv) acts of God, calamities, national or international political or social conditions, including military or terrorist activities or the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war which do not have a materially disproportionate effect on the Division or the Company, (v) changes in financial, banking or securities markets which do not have a materially disproportionate effect on the Division or the Company, (vi) changes in GAAP (or any interpretation thereof) or any laws, rules, regulations, orders or other binding directives issued by any Governmental Entity which do not have a materially disproportionate effect on the Division or the Company, (vii) any litigation arising from allegations of a breach relating to this Agreement or the transactions contemplated hereby, (viii) developments in the pending merger transaction between ADSC and Affiliates of The Blackstone Group (including without limitation the consummation or termination of that transaction and any litigation or other disputes related thereto) or (ix) changes in ADSC’s stock price or trading volume, credit rating or any failure by ADSC to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (provided that the underlying cause of such failure shall not be excluded).
          “Material Contracts” has the meaning set forth in Section 2.6.

          “Material Third Party Consents” has the meaning set forth in Section 1.2(b)(ii)(I).
          “Membership Interests” has the meaning given in Section 2.2(a).
          “Most Recent Balance Sheet” has the meaning set forth in Section 2.4(a).
          “Net Working Capital” means, as of any date:
          (I)(A) cash (in an amount equal to the Closing Settlement Obligations) and accounts receivable (less allowances for losses) plus (B) inventories plus (C) prepaid expenses (including postage) and other current assets minus
          (II)(A) accounts payables plus (B) accrued expenses plus (C) customer deposits plus (D) deferred revenue plus (E) the amount, if any, by which cash (as included within the definition of Net Working Capital pursuant to clause (I)(A) above) is less than the amount of the Closing Settlement Obligations, in each case, of the Division as of such date to the extent included in the Assets or the Assumed Liabilities, as determined in accordance with GAAP, applied on a basis consistent with the preparation of the Net Working Capital as of March 31, 2008, which is attached hereto as Exhibit L.
          “Net Working Capital Adjustment” means the amount of Net Working Capital as of immediately prior to the Closing.
          “Other Antitrust Laws” has the meaning set forth in Section 2.5.
          “Party” and “Parties” have the respective meanings set forth in the preamble.
          “Permits” has the meaning set forth in Section 2.9(a).
          “Permitted Liens” means (i) Liens for Taxes not yet due and payable or which are being contested in good faith, for which adequate reserves have been established in accordance with GAAP and which reserves are included in the Assets and taken into account in computing the Working Capital Adjustment; (ii) mechanic’s, materialmen’s, and similar Liens for labor, material or supplies incurred in the ordinary course of business for amounts that are not delinquent or which are being contested in good faith, which would not, individually or in the aggregate, materially impair the operation of the business of the Division as currently conducted, by appropriate proceedings; (iii) Liens set forth on Schedule 1.4.
          “Permitted Use” has the meaning set forth in Section 4.10(b).
          “Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization or entity, whether or not a legal entity, or a Governmental Entity.

          “Processing Agreement” has the meaning set forth in Section 4.16.
          “Proposed Position” has the meaning set forth in Section 7.2(c).
          “Proposed Purchase Price Calculation” has the meaning set forth in Section 1.3(b)(i).
          “Protected Customers” means any Person to whom the Company or Seller (with respect to the Division) sold the Company’s or the Division’s products or services or solicited to sell the Company’s or the Division’s products or services at any time during the twenty four (24) month period on and prior to the Closing Date.
          “Protected Employees” means employees of the Company or Seller (with respect to the Division) who were employed by the Company or Seller on the date hereof or on the Closing Date.
          “Purchase Price” means (i) the Enterprise Value, plus (ii) the Net Working Capital Adjustment (which may be a negative number).
          “Purchase Price Dispute Notice” has the meaning set forth in Section 1.3(b)(ii).
          “Responsible Party” has the meaning set forth in Section 7.3(a).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” has the meaning set forth in the preamble.
          “Seller Indemnitee” and “Seller Indemnitees” have the respective meanings set forth in Section 7.2(b).
          “Seller 401(k) Plan” has the meaning set forth in Section 4.6(d).
          “Seller Welfare Plans” has the meaning set forth in Section 4.6(c).
          “Seller’s Closing Payment Certificate” has the meaning set forth in Section 1.3(a).
          “Statement” has the meaning set forth in Section 7.2(c).
          “Straddle Period” has the meaning set forth in Section 4.2(a).
          “Systems” has the meaning set forth in Section 2.23.
          “Tax” or “Taxes” means all federal, state, local and foreign taxes, assessments, charges, duties, fees, levies and other governmental charges, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, excise, sales and use taxes (including interest and penalties thereon and additions thereto) (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes and deficiency assessments.

          “Tax Indemnitees” has the meaning set forth in Section 7.2(c).
          “Tax Indemnitors” has the meaning set forth in Section 7.2(c).
          “Tax Loss” has the meaning set forth in Section 7.2(c).
          “Tax Return” and “Tax Returns” have the respective meanings set forth in Section 2.15(a).
          “Termination Date” has the meaning set forth in Section 6.1(b).
          “Third Party Claim” has the meaning set forth in Section 7.3(a).
          “Transferred BINs and ICAs” means those certain Bank Identification Numbers assigned to WFNNB by Visa and those certain Interbank Card Associations assigned to WFNNB by MasterCard for the merchant processing and acquiring business which are used for the authorization, clearing and settlement of the Business who have contracted for such services.
          “Transition Services Agreement” has the meaning set forth in Section 1.2(b)(i).
          “Threshold” has the meaning set forth in Section 7.4(a).
          “WARN Act” has the meaning set forth in Section 4.6(j).
          “WFNNB” means the World Financial Network National Bank.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER, THE COMPANY AND ADSC
          Seller, the Company and ADSC hereby, jointly and severally, represent and warrant to Buyer and HPS that the statements contained in this ARTICLE 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 2), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ARTICLE 2.
     Section 2.1 Organization and Qualification.
          (a) The Company is duly organized, validly existing and in good standing under the laws of Delaware. The Company has full entity power and authority to own, lease and operate its properties and to carry on its business as presently conducted. Seller is duly organized, validly existing and in good standing under the laws of Delaware. ADSC is duly organized, validly existing and in good standing under the laws of Delaware.
          (b) The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed or in good standing would not have a Material Adverse Effect.
          (c) The Company has made available to Buyer a true and complete copy of the Company’s certificate of formation and operating agreement (the “Company Charter Documents”), in each case, as in effect as of the date hereof.
     Section 2.2 Capitalization of the Company.
          (a) The authorized equity interests of the Company consists of 1,000 limited liability company membership interests (the “Membership Interests”). As of the date hereof, all of the Membership Interests are issued and outstanding, and are duly authorized, validly issued, fully paid and non-assessable. All of the Membership Interests are owned by Seller free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as described in this Section 2.2(a), (i) no equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for equity securities of the Company, and (iii) no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments to acquire from the Company, and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company, in each case, are outstanding or authorized. There are no outstanding profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of the Company.
          (b) The Company does not have, and has never had, any subsidiaries. The Company does not control directly or indirectly or have any direct or indirect equity participation in any Person. The Company does not own, or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.
     Section 2.3 Authority.
          The Company, Seller and ADSC have full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of the Company, Seller and ADSC, and no other entity proceedings are necessary to authorize this Agreement or for the Company and Seller to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Seller, the Company and ADSC and constitutes a valid, legal and binding agreement of each of Seller, the Company and ADSC, enforceable against each of Seller, the Company and ADSC in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

     Section 2.4 Financial Statements.
          (a) The Company and Seller have delivered to Buyer copies of (i) the unaudited statements of income for the fiscal years ended December 31, 2006 and December 31, 2007 and (ii) the unaudited balance sheet as of December 31, 2007 (the “Most Recent Balance Sheet”) and the related balance sheet and statements of income as of and for the three-month period ended March 31, 2008 for the Division (the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period covered thereby, except as may be indicated in the notes thereto and except for the absence of footnotes and subject to normal year-end adjustments, and (ii) fairly present in all material respects, the financial position of Division as of the date thereof and the results of operations for the periods then ended (subject to the absence of footnotes and to normal year-end adjustments). For clarity, the Financial Statements reflect intercompany transfers and allocations based on Company policy. The Financial Statements were prepared in accordance with the books and records of the Division, are true, correct and complete in all material respects, and present fairly in all material respects the financial condition and the results of operations of the Division as of the respective dates thereof.
          (b) The Seller (with respect to the Division) and the Company maintain accurate books and records reflecting, in all material respects, their assets and Liabilities and maintain proper and adequate internal accounting controls that provide assurance that, in all material respects: (i) the Division and the Company maintain no off-the-book accounts and that the Division and the Company’s assets are used only in accordance with the Division’s and the Company’s management directives; (ii) transactions are executed with management’s authorization; (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Division and the Company and to maintain accountability for the Division and the Company’s assets; (iv) access to the assets of the Division and the Company is permitted only in accordance with management’s authorization; (v) the reporting of assets of the Company is compared with existing assets at regular intervals; and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.
     Section 2.5 Consents and Approvals; No Violations. Except as set forth on Schedule 2.5 and except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (x) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and/or (y) the antitrust and competitions laws of all jurisdictions, if any, other than those of the United States (“Other Antitrust Laws”), no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any court or tribunal or administrative, governmental or regulatory body or agency (a “Governmental Entity”) is necessary for the execution and delivery by the Company, Seller or ADSC of this Agreement or the consummation by the Company and Seller of the transactions contemplated hereby except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings or give such notice would not have a Company Material Adverse Effect. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or result in any breach of any provision of the Company Charter Documents or the certificate of incorporation or bylaws of Seller or ADSC, (b) except as set forth on Schedule 2.5, conflict with, result in a violation or breach of, create in any party the right to accelerate, terminate, modify or cancel, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) or require any notice under, any of the terms, conditions or provisions of any Material Contract (as defined in Section 2.6) or result in the imposition of any Lien upon any of Seller’s or the Company’s assets, or (c) violate any constitution, order, writ, injunction, judgment, charge, decree, law, statute, rule or regulation of any court or Governmental Entity to which the Company, Seller or ADSC is subject.
     Section 2.6 Material Contracts. Except as set forth on Schedule 2.6 (collectively, the “Material Contracts”) and except for this Agreement, as of the date hereof, neither the Seller (with respect to the Division) nor the Company is a party to or bound by any:
               (i) agreement for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;
               (ii) agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
               (iii) agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;
               (iv) agreement or group of related agreements with the same party or group of affiliated parties the performance of which involves outstanding consideration in excess of $75,000;
               (v) agreement, other than customer contracts, concerning confidentiality or non-solicitation;
               (vi) agreement limiting the ability of the Division or the Company to engage in any line of business or to compete with any Person;
               (vii) collective bargaining agreement, labor contract or other agreement or arrangement with any labor union or any employee organization;
               (viii) agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $75,000;
               (ix) agreement creating a partnership or joint venture;

               (x) material agreement involving any Affiliate of Seller (other than the Company);
               (xi) profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, managers, officers, or employees;
               (xii) agreement under which it has advanced or loaned any amount to any of its directors, managers, officers, or employees outside the ordinary course of business;
               (xiii) agreement under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect;
               (xiv) agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);
               (xv) agreement under which it has advanced or loaned any other Person amounts in the aggregate exceeding $50,000;
               (xvi) other agreement (or group of related agreements) the performance of which involves consideration in excess of $75,000; or
               (xvii) any Assumed Contract.
Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 2.6 and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 2.6. With respect to each Material Contract, (a) except as set forth on Schedule 2.6, each Material Contract is legal, valid, binding, enforceable, and in full force and effect, (b) Seller is not (and to Seller’s Knowledge, each counterparty is not) in material breach or default, (c) no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract, and (d) to Seller’s Knowledge no party has repudiated any material provision of such Material Contract. Except as set forth on Schedule 2.6, Seller, the Company, and, to Seller’s and the Company’s Knowledge, each of the other parties thereto has performed in all material respects all material obligations required to be performed by it under each Material Contract.
     Section 2.7 Absence of Changes. Except in connection with the transactions contemplated by this Agreement, during the period beginning on December 31, 2007 and ending on the date hereof, Seller (with respect to the Division) and the Company have conducted their business in the ordinary course consistent with past practice and, except as set forth on Schedule 2.7, none of the following have occurred with respect to the Division or the Company:
               (i) any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of the Division or the Company in excess, in the aggregate for all such losses, of $75,000;

               (ii) any material change in any method of accounting or accounting practice by Seller (with respect to the Division) or the Company, except for any change required by reason of a change in GAAP;
               (iii) any (A) material increase in benefits payable under any existing severance or termination pay policies; (B) adoption, amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, managers, officers or employees (or taken any such action with respect to any other Employee Plan); (C)  increase in compensation, bonus or other benefits payable to directors, managers or officers (who are not employees) or to employees (including officers who are employees), other than in the ordinary course of business; (D) approval, adoption or execution of any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any existing such contract or agreement; and (E) any other material change in employment terms for any of its directors, managers, officers, or employees outside the ordinary course of business;
               (iv) any sale, lease, transfer, assignment or disposal of any assets outside the ordinary course of business which assets have a value in excess of $50,000;
               (v) neither Seller (with respect to the Division) nor the Company has entered into any material agreement, contract, lease, or license outside the ordinary course of business;
               (vi) no party has accelerated, terminated, made material modifications to, or cancelled any material agreement, contract, lease, or license to which Seller, with respect to the Division, or the Company is a party or by which any of them is bound;
               (vii) neither Seller (with respect to the Division) nor the Company nor the Company has imposed any Lien upon any of its assets, tangible or intangible;
               (viii) neither Seller (with respect to the Division) nor the Company has made any material capital expenditures outside the ordinary course of business;
               (ix) neither Seller (with respect to the Division) nor the Company has made any material capital investment in, or any material loan to, any other Person outside the ordinary course of business;
               (x) any creation, assumption, or guarantee of more than $75,000 in aggregate indebtedness for borrowed money and capitalized lease obligations;
               (xi) neither Seller (with respect to the Division) nor the Company has transferred, assigned, or granted any license or sublicense of any material rights under or with respect to any Intellectual Property outside the ordinary course of business;
               (xii) there has been no change made or authorized in the certificate of incorporation or bylaws of Seller or any of the Company Charter Documents;

               (xiii) neither Seller (with respect to the Division) nor the Company has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business;
               (xiv) Seller (with respect to the Division) and the Company have not changed in any material respects their normal business practices or taken any other action outside the ordinary course of business in order to generate cash;
               (xv) neither Seller nor the Company has made any loans or advances of money; or
               (xvi) neither Seller nor the Company has entered into any agreement to do any of the foregoing.
     Section 2.8 Litigation. Except as set forth on Schedule 2.8, as of the date hereof, there is no suit, litigation, arbitration, claim, action, or proceeding pending or, to Seller’s and the Company’s Knowledge, threatened against Seller (relating directly or indirectly to the Division) or the Company before any Governmental Entity or before any arbitrator. Except as disclosed on Schedule 2.8, as of the date hereof, neither Seller (relating directly or indirectly to the Division) nor the Company is subject to any outstanding order, writ, injunction, decree, ruling, award or charge.
     Section 2.9 Permits; Compliance with Laws.
          (a) Seller (with respect to the Division) and the Company have all authorizations, approvals, orders, consents, licenses, certificates, permits, registrations and qualifications from each Governmental Entity necessary to permit the ownership of property and the conduct of business as presently conducted by the Division and the Company, except where the failure to obtain or maintain such an authorization, approval, order, consent, license, certificate, permit, registration or qualification would not have a Material Adverse Effect (collectively, the “Permits”), and all such Permits are valid and in full force and effect.
          (b) Seller and the Company are in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, awards, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et. seq.) promulgated by any Governmental Entity, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect. Neither Seller (with respect to the Division) nor the Company has entered into or been subject to any judgment, consent decree, or administrative order with respect to any aspect of its business, affairs, properties or assets, nor, as of the date hereof, has Seller or the Company received any notice of the institution against Seller (with respect to the Division) or the Company of any civil, criminal or administrative action, suit, proceeding or investigation from any Governmental Entity, with respect to any aspect of the business, affairs, properties or assets of Seller or the Company, except as would not have a Material Adverse Effect.

     Section 2.10 Employee Plans.
          (a) Schedule 2.10(a) sets forth a true and complete list of all Business Employees and Business Contractors, together with their salaries, commission plan (if applicable) and location, as of April 30, 2008. As of the date hereof, no Business Employee or Business Contractor of the Division or the Company has provided notice of resignation that is effective following completions of the transactions contemplated hereby.
          (b) Schedule 2.10(b) lists each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other material employee benefit plan, program or arrangement participated in or maintained by the Division or the Company (the “Employee Plans”).
          (c) All Employee Plans have been established, registered, maintained and administered in compliance with their terms and with the requirements of any applicable law, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), except where the failure to comply would not result in a Material Adverse Effect.
          (d) Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.
          (e) No Employee Plan subject to Title IV of ERISA was terminated within six years prior to the date hereof. Neither the Seller nor the Company has engaged in any transaction that could reasonably be expected to give rise to Liability under Section 4069 or 502 of ERISA or Section 4975 of the Code that could become a Liability of Buyer. Neither Seller nor the Company has within six years prior to the date hereof been subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA with respect to any Employee Plan.
          (f) No event has occurred that could reasonably be expected to subject Buyer or the Company to any Liability under any Title IV of ERISA or Section 412 of the Code with respect to any Employee Plan or any other employee benefit plan or arrangement maintained or contributed to by Seller or any entity, trade or business, whether or not incorporated, which together with Seller or the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (an “ERISA Affiliate”).
          (g) None of the assets of the Seller 401(k) Plan transferred pursuant to Section 4.6 is subject to the requirements of Section 417 of the Code.
     Section 2.11 Environmental Matters.
          (a) Seller (with respect to the Division), the Company and their respective Affiliates (with respect to the Division) have complied, and are in compliance, in all material respects with all Environmental Requirements (including without limitation obtaining all permits and licenses required thereunder).
          (b) Without limiting the generality of the foregoing, Seller (with respect to the Division), the Company and their respective Affiliates have obtained, have complied, and are in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental Requirements for the occupation of its facilities and the operation of its business.
          (c) None of Seller (with respect to the Division), the Company nor their respective Affiliates has received any unresolved written notice, report or other documentation regarding any actual or alleged material violation of Environmental Requirements, or any material Liabilities or potential material Liabilities, including any material investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental Requirements.
          (d) To the Knowledge of Seller, none of the following exists at any property or facility owned or operated by Seller (with respect to the Division) or the Company or their respective Affiliates: (1) underground storage tanks, (2) asbestos-containing material in any friable and damaged form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or similar waste disposal areas.
          (e) Neither Seller (with respect to the Division), the Company nor their respective Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material Liabilities, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.
          (f) To the Knowledge of Seller, neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” under any Environmental, Health, and Safety Requirements.
     Section 2.12 Intellectual Property.
          (a) Except as set forth in Schedule 2.12(a), neither Seller (with respect to the Division) nor the Company has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of third parties in any material respect, and none of Seller (with respect to the Division), the Company and the directors, managers and officers of Seller or the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller or the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller and the Company, no third party has interfered with, infringed upon, misappropriated, or violated any material Intellectual Property rights of Seller (with respect to the Division) or the Company in any material respect.

          (b) Schedule 2.12(b) identifies each patent or registration which has been issued to Seller (with respect to the Division) or the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Seller (with respect to the Division) or the Company has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which Seller (with respect to the Division) or the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date). Schedule 2.12(b) also identifies each material trade name or unregistered trademark, service mark, corporate name, Internet domain name, copyright, and computer software item owned by Seller (with respect to the Division) or the Company which is material to the operation of the business of the Division or the Company as currently conducted. With respect to each item of Intellectual Property required to be identified in Schedule 2.12(b):
               (i) Seller and the Company possess all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction;
               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;
               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller or the Company, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and
               (iv) neither Seller nor the Company has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.
          (c) Schedule 2.12(c) identifies each material item of Intellectual Property that any third party or Affiliate of Seller, the Company or ADSC owns and that Seller (with respect to the Division) or the Company uses pursuant to license, sublicense, agreement, or permission, except for any such item of Intellectual Property that is generally commercially available and has a replacement purchase cost of less than $75,000. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property required to be identified in Schedule 2.12(c):
               (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;
               (ii) no party to the license, sublicense, agreement, or permission is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder;
               (iii) no party to the license, sublicense, agreement, or permission has repudiated any material provision thereof;

               (iv) neither Seller nor the Company has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission, except in the ordinary course of business; and
               (v) no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller or the Company, including without limitation, a failure by Seller or the Company to pay any required maintenance fees)].
     Section 2.13 Labor and Employment Matters. Seller and the Company are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not engaged, and are not engaging, in any material discrimination or unfair labor practice with respect to employees of Seller (with respect to the Division) and the Company. Except as set forth on Schedule 2.13, (i) there is no union organizing effort pending, or to the Knowledge of Seller or the Company, threatened with respect to the employees of Seller (with respect to the Division) or the Company, (ii) no complaint against Seller (with respect to the Division) or the Company has been made before the National Labor Relations Board, or, to the Knowledge of Seller or the Company, has been threatened, within the past three years, (iii) there has been no labor strike, dispute, slowdown or stoppage involving, or, to the Knowledge of Seller or the Company, threatened against or involving, Seller (with respect to the Division) or the Company within the past three years; (iv) there has been no grievance or arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of Seller (with respect to the Division) or the Company, and no claim therefor has been asserted, within the past three years and (v) there have been no material labor or employment claims or proceedings pending between Seller (with respect to the Division) or the Company and any of such applicable entity’s employees, or any administrative agency or court on behalf of or concerning any of such applicable entity’s employees, within the past three years.
     Section 2.14 Insurance. (a) Seller (with respect to the Division) and the Company maintain or are covered by insurance policies (including policies providing property, casualty, Liability, and workers’ compensation coverage and bond and surety arrangements, the “Insurance Policies”) against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, except where the failure to maintain such Insurance Policy would not reasonably be expected to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due thereon have been paid in full. Set forth on Schedule 2.14 is a complete and accurate list of all material Insurance Policies in effect as of the date hereof.
Section 2.15 Tax Matters.
          (a) The Company has prepared and duly and timely filed with the appropriate federal, state, local and foreign taxing authorities all material tax returns, information returns, statements, forms and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed with respect to or by the Company and has timely paid (or Seller will timely pay) all Taxes owed or payable by it, including Taxes which the Company is obligated to withhold. All Tax Returns filed with respect to or by the Company are true and correct in all material respects. The Seller has prepared and duly and timely filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns required to be filed with respect to the Assets and has timely paid (or will timely pay) all Taxes owed or payable by it with respect to the Assets. All Tax Returns filed by the Seller with respect to the Assets are true and correct in all material respects.
          (b) As of the date hereof:
               (i) the Company has not received any written notice from any taxing authority relating to any material issue which would affect the Tax Liability of the Company after the Closing Date;
               (ii) the Company has not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company to a date after the date hereof; and
               (iii) no claim has been made by any taxing authority in a jurisdiction where the Company or Seller does not file Tax Returns that the Company or the Division is or may be subject to taxation by that jurisdiction.
          (c) The Company and Seller (but as to Seller, only with respect to the Assets) have made available to Buyer complete and correct copies of all Tax Returns, examination reports, and statements of deficiencies, filed, received or assessed against or agreed by the Company or the Seller (with respect to the Assets) for the past three (3) years.
          (d) There are no liens for Taxes upon the Assets or the assets and properties of the Company except for statutory liens for current Taxes not yet due. None of the Assets are utilized by any Affiliate of Seller, nor are they utilized by any other unit or division of Seller, nor in the transaction of business by those Affiliates and other units or divisions. The Division is a separate business segment from those Affiliates and other units or divisions, and the Division’s income and expenses can be separately ascertained from or within the Seller’s books of account or records.
          (e) The Company is, and has always been, “disregarded as an entity separate from its owner” within the meaning of Treasury Regulations Section 301.7701-3, and the purchase by Buyer of the Company Interests constitutes for federal income Tax purposes the purchase by Buyer of the assets and properties of the Company.
     Section 2.16 Brokers. No broker, finder or investment banker, other than Lehman Brothers (whose fees shall be paid by Seller), is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller or the Company.

     Section 2.17 Real Property.
          (a) Owned Real Properties. The Company does not own any real property and the Seller does not use any owned real property in connection with the operation of the Division.
          (b) Leased Real Properties. Schedule 2.17(b) sets forth (whether as lessee or lessor) leases of real property (“Leased Real Property”) to which Seller (with respect to the Division) or the Company is a party or by which any such party is bound (each such lease together with all amendments and modifications thereto, a “Lease”). Schedule 2.17(b) sets forth a true and complete description of the address of the Leased Property and the date and name of the parties to each Lease. Seller has delivered to Buyer a true and complete copy of the Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease.
               (i) Except as set forth on Schedule 2.17(b), with respect to each Lease:
                    (A) such Lease is legal, valid, binding, enforceable and in full force and effect;
                    (B) except for those Leases for which Lease Consents are obtained, the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
                    (C) neither Seller nor the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of Seller and the Company, there are no disputes with respect to such Lease;
                    (D) to the Knowledge of Seller and the Company, neither Seller, nor the Company nor any other party to the Lease is in breach or default under such Lease, and, to the Knowledge of Seller and the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;
                    (E) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller or the Company;
                    (F) neither Seller nor the Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and
                    (G) neither Seller nor the Company has collaterally assigned or granted any other Lien in such Lease or any interest therein.

               (ii) The Leased Real Property identified in Schedule 2.17(b) comprise all of the real property used or intended to be used by the Division and the Company; and neither Seller nor the Company is a party to any agreement or option to purchase any real property or interest therein.
               (iii) To the Knowledge of Seller and the Company, (A) all Improvements included in the Leased Real Property are in good condition and repair, notwithstanding any ordinary wear and tear, and sufficient for the operation of the business of the Division and the Company as currently conducted thereon; (B) there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein; (C) there is no injunction, decree, order, writ or judgment outstanding against Seller or the Company, or any claim, litigation, administrative action or similar proceeding, pending or threatened against Seller or the Company, relating to the lease, use or occupancy of the Lease Real Property or any portion thereof, or the operation of the business of the Division and the Company as currently conducted thereon; (D) the Leased Real Property is in compliance in all material respects with all applicable building, zoning, subdivision, health and safety and other land use Laws and neither Seller nor the Company has received any notice of violation of any such Laws; and (F) all water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Leased Real Property are operational and sufficient for the operation of the business of the Division and the Company as currently conducted thereon.
     Section 2.18 Title and Sufficiency of Assets.  Seller and the Company have good and marketable title to, or a valid leasehold interest in, the Assets free and clear of all Liens or restriction on transfer other than Permitted Liens. The Assets constitute all of the assets used exclusively in connection with the operation of the Division, other than immaterial assets. The Company does not have any assets other than the Assumed Contracts. The personal property that Seller (with respect to the Division) and the Company own or lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).
     Section 2.19 Undisclosed Liabilities.  Neither Seller (with respect to the Division) nor the Company has any Liability, except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) Liabilities which have arisen after the date of the Most Recent Balance Sheet in the ordinary course of business and which are less than $100,000 in the aggregate. The Company does not have any Liabilities other than the obligation to perform under the Assumed Contracts pursuant to their terms.
     Section 2.20 Notes and Accounts Receivable. Except as set forth on Schedule 2.20, all notes and accounts receivable of Seller (with respect to the Division) and the Company that have been recorded on the books of the Division are bona fide and represent amounts validly due. No account debtor has asserted any setoff, deduction, or defense with respect thereto, and, to the Seller’s Knowledge, no account debtor has any valid offset, setoff, deduction, or defense with respect to the accounts receivable.  None of the obligors of such accounts receivable have given notice that they will or may refuse to pay the full amount thereof or any portion thereof.

Except as set forth on Schedule 2.20, since January 1, 2008, the Division has collected accounts receivable only in accordance with regular collection practices and has not granted any rebates, discounts, advances or allowances to any customers and has not otherwise sold, discounted or disposed of any accounts receivable.
     Section 2.21 Inventory. Except as set forth on Schedule 2.21, the inventory of Seller (with respect to the Division) and the Company consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Seller and the Company.
     Section 2.22 Powers of Attorney. To the Knowledge of Seller and the Company, there are no material outstanding powers of attorney executed on behalf of Seller (with respect to the Division) or the Company.
     Section 2.23 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Seller and/or the Company in the conduct of the business of the Division and the Company (collectively, the “Systems”) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Seller or the Company.
     Section 2.24 Certain Business Relationships. Except as set forth in Schedule 2.24, no Affiliate of the Seller, ADSC or the Company has been involved in any material business arrangement or relationship with Seller (with respect to the Division) or the Company within the past 12 months.
     Section 2.25 Customers and Suppliers. Schedule 2.25 lists the 25 largest customers of the Division and the Company for the most recent fiscal year and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Schedule 2.25 also lists the 25 largest customers of the Division for the period beginning January 1, 2008 and ending March 31, 2008. Since the date of the Most Recent Balance Sheet, no material supplier of the Division or the Company has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Division or the Company, and no customer listed on Schedule 2.25 has indicated in writing that it shall stop, or materially decrease the rate of, buying materials, products or services from Division or the Company.
     Section 2.26 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT

LIMITATION, ANY IMPLIED WARRANTIES. THE COMPANY AND SELLER HEREBY DISCLAIM ANY SUCH OTHER OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA).
     Section 2.27 WFNNB. Seller represents that Buyer will obtain, for the benefit of Buyer’s sponsor bank, the Tranferred BINs and ICAs related to merchant processing and acquiring. Such Transferred BINs and ICAs process all authorization and settled transactions related to Visa and MasterCard credit and signature debit transactions on behalf of contracted services pertaining to the Business excluding those services satisfied through Payment Tech and BA Merchant Services.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF BUYER AND HPS
          Buyer and HPS hereby, jointly and severally, represent and warrant to the Company, Seller and ADSC as follows:
     Section 3.1 Organization.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Acquisition. HPS is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
     Section 3.2 Authority. Buyer and HPS have all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and HPS and no other entity proceeding is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and HPS and constitutes a valid, legal and binding agreement of Buyer and HPS, enforceable against Buyer and HPS in accordance with its terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
     Section 3.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and/or Other Antitrust Laws, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution and delivery by Buyer and HPS of this Agreement or the consummation by Buyer and HPS of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Acquisition. Neither the execution, delivery and performance of this Agreement by Buyer and HPS nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of formation or operating agreement of Buyer or certificate of incorporation or bylaws of HPS, (b) conflict with, result in a violation or breach of, create in any party the right to accelerate, terminate, modify or cancel, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer or HPS is a party or by which Buyer or HPS or any of its properties or assets may be bound or result in the imposition of any Lien upon any of Buyer’s or HPS’s assets or (c) violate any constitution, order, writ, injunction, judgment or charge, decree, law, statute, rule or regulation applicable to Buyer or HPS or any of their Affiliates or any of their respective properties or assets, except, in the case of clause (b) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Acquisition.
     Section 3.4 Brokers. No broker, finder or investment banker, other than SunTrust Robinson Humphrey, Inc. (whose fees shall be paid by Buyer) is entitled to any brokerage, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates.
     Section 3.5 Sufficient Funds. Buyer or HPS has and at the Closing, Buyer will have sufficient funds, including borrowings available under any line of credit of Buyer, HPS or their Affiliates, available to consummate the Acquisition and to pay the Purchase Price and all fees and expenses related to the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer is not and will not be required to use any existing funds, including borrowings available under any current lines of credit, to consumate the Acquisition and may use borrowings from any future line of credit.
     Section 3.6 Litigation. Buyer is not a party to any litigation or threatened litigation which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.
ARTICLE 4
COVENANTS
     Section 4.1 Conduct and Preservation of Business.
     (a) Except as provided in this Agreement, during the period from the date hereof to the Closing Date, Seller (with respect to the Division) and the Company will conduct their operations in the ordinary course of business consistent with past practice; provided that it is expressly agreed that the Seller (with respect to the Division) or the Company may, at any time and at its sole discretion, repay all or a portion of its outstanding indebtedness. Furthermore, during the period from the date hereof to the Closing Date, neither Seller, the Company nor any of their respective Affiliates will, without the prior written consent of Buyer, sell, transfer, assign or encumber the Company Interests or the Assets. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing Date, neither Seller (with respect to the Division) nor the Company will, without the prior written consent of Buyer:
               (i) amend the Company Charter Documents;
               (ii) issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any membership interests of any class or any other equity securities or equity equivalents of the Company;
               (iii) split, combine or reclassify any of the Company’s membership interests or declare, set aside or pay any dividends or other distributions in respect of the Company’s membership interests;
               (iv) redeem, purchase, or otherwise acquire any of the Company’s membership interests;
               (v) incur or assume any non-customer related indebtedness for borrowed money except for non-customer related indebtedness for borrowed money not exceeding $75,000 in the aggregate and except for any borrowings under any revolving credit facility currently in place, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for obligations not exceeding $75,000 in the aggregate;
               (vi) except as may be required by law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any material bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee of Seller (with respect to the Division) or the Company in any material manner, (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee of Seller (with respect to the Division) or the Company or (iii) pay any material benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);
               (vii) sell, lease or dispose of or acquire any of the Assets or any assets of the Company outside the ordinary course of business that have a value in the aggregate in excess of $50,000;
               (viii) except as may be required by law or as contemplated by this Agreement, alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company;

               (ix) effect any change in any of its methods of accounting, except as may be required by GAAP;
               (x) amend, modify, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring payments in excess of $10,000 annually as averaged over the term thereof;
               (xi) agree to do any of the foregoing; or
               (xii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.7.
          (b) Preservation of Business. During the period from the date hereof to the Closing Date, Seller (with respect to the Division) and the Company shall use commercially reasonable efforts to keep their business and properties substantially intact, including their present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees.
          (c) Maintenance of Leased Real Property. During the period from the date hereof to the Closing Date, Seller and the Company shall use commercially reasonable efforts to maintain the Leased Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear excepted, and shall not demolish or remove any of the existing Improvements, or erect new improvements on the Leased Real Property or any portion thereof, without the prior written consent of Buyer.
     Section 4.2 Tax Matters.
          (a) Seller shall prepare and timely file all Tax Returns required to be filed by the Company or Seller for any Tax period ending on or prior to the Closing Date with respect to Taxes for which Seller is responsible under this Agreement. Buyer shall prepare and timely file all Tax Returns required to be filed by the Company or with respect to the Assets for any Tax period or portion thereof beginning after the Closing Date (or for any Tax period beginning before and ending after the Closing Date (a “Straddle Period”). Buyer shall not amend any Tax Returns of the Company for any Tax period ending on or prior to the Closing Date without the written consent of Seller, such written consent not to be unreasonably withheld or delayed. For purposes of this Section 4.2(a) and clause (iv) of Section 7.2(a) below, in the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of the Company or Seller (with respect to the Assets) and the amount of any sales, use, employment or withholding Taxes of the Company or Seller (with respect to the Assets) shall be allocated based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company or Seller (with respect to the Assets) for a Straddle Period which relate to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied be a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

          (b) After the Closing Date, each of Buyer and Seller shall furnish or cause to be furnished to the other, upon request, as promptly as reasonably practicable, such information (including access to books, records and personnel) and assistance as is reasonably requested for the preparation and filing of any Tax Return or related document, for the preparation for any Tax audit or for the prosecution or defense of any claim, suit or proceeding relating to Liability for Taxes of Seller (with respect to the Assets) or the Company. Buyer further agrees to retain and provide Seller with access to all books and records relevant to the Liability of Seller or the Company for Taxes for any period ending on or prior to the Closing Date for the duration of any applicable statute of limitation.
          (c) All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed directly in connection with the sale of the Company Interests, the Assets or any other transaction that occurs pursuant to this Agreement shall be borne by Buyer. Buyer shall be responsible for preparing and timely filing (and Seller will cooperate with Buyer in preparing and filing) any forms required with respect to any such Taxes and any forms or other filings necessary or appropriate to minimize any such Taxes. Buyer shall provide to Seller a true copy of each such return as filed and evidence of the timely filing thereof.
     Section 4.3 Access to Information. Between the date hereof and the Closing Date, upon reasonable advance written notice and subject to restrictions contained in confidentiality agreements to which the Company is subject and other privileged material, in each case set forth on Schedule 4.3, Seller and the Company will provide to Buyer, HPS and their authorized representatives during normal business hours reasonable full access to all premises, properties, officers and personnel, books and records (including Tax records), contracts, and documents of or pertaining to the Division and the Company, and will cause the executive officers of the Division and the Company to furnish Buyer and HPS with such financial and operating data and other information with respect to the business and properties of the Division and the Company as Buyer or HPS may from time to time reasonably request. All of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement, dated January 14, 2008, between Lehman Brothers, Inc., on behalf of ADSC and HPS attached as Exhibit M hereto (the “Confidentiality Agreement”), the provisions of which are by this reference incorporated herein; provided that such Confidentiality Agreement shall be deemed terminated as of the Closing. Notwithstanding the foregoing, Buyer and HPS hereby agree that they have not been authorized to and shall not (and shall not permit any of their employees, agents, representatives or Affiliates to) contact, at any time prior to the Closing, any employees (excluding executive officers), customers, suppliers or other material business relations with respect to the Division without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.
     Section 4.4 Efforts to Consummate. During the period from the date hereof to the Closing Date:
          (a) Subject to the terms and conditions herein provided, each of Seller, the Company, ADSC, Buyer and HPS agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each of Seller, the Company,

Buyer and HPS agrees to the following: (i) cooperation in the preparation and filing of any filings that may be required under the HSR Act and Other Antitrust Laws and any amendments thereto, (ii) the compliance with all requirements under the HSR Act and Other Antitrust Laws applicable to the transactions contemplated hereby, (iii) using commercially reasonable efforts in contesting any legal proceeding opposed to the Acquisition and (iv) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.
          (b) ADSC and HPS each agree to make, or cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Acquisition within five (5) Business Days after the date of this Agreement (which filing shall request early termination of the waiting period under the HSR Act) and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. ADSC and HPS each agree to make, or cause to be made, within five (5) Business Days after the date of this Agreement, any required filing or report with the appropriate Governmental Entity under any applicable Other Antitrust Laws and to supply promptly any additional information and documentary material that may be requested pursuant to any applicable Other Antitrust Laws. Seller, the Company, ADSC, Buyer and HPS agree that Seller shall pay and be responsible for the full amount of any fees incurred in connection with the filings made in accordance with, or pursuant to, this Section 4.4(b).
          (c) Each Party will give prompt written notice to the other Party of any development causing any breach of any of its own representations and warranties in ARTICLE 2 or ARTICLE 3, as applicable. No disclosure by any Party pursuant to this Section 4.4(c), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     Section 4.5 Public Announcements. Except as required by applicable law, a court of competent jurisdiction or the rules of any national securities exchange on which ADSC’s or HPS’s securities are traded (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure), the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by Seller and Buyer.
     Section 4.6 Employee Matters.
          (a) Immediately prior to the Closing, Seller shall terminate all Business Employees other than those employed by the Company. Following the Closing, except as set forth on Schedule 4.6, Buyer will cause the Company to continue the employment of the Company’s Business Employees as of the Closing Date and make offers of employment to be effective as of the Closing Date to each of the other Business Employees, in each case, under employment terms that provide for, if accepted (in the case of offerees), the positions, duties, responsibilities, base salaries, together with bonus and long-term incentive compensation opportunities and other benefits that, in each case, are reasonably similar to those Buyer provides to similarly situated employees and, in the case of base salary, no lower than the current base salary of any Business Employee. Buyer will communicate offers of employment in accordance with applicable law and in a form determined by Buyer, provided, however, that each such offer shall clearly state that the Business Employee has ceased to be employed by the Company or any of its Affiliates. Each Business Employee who accepts Buyer’s offer of employment or otherwise commences or continues employment or is deemed to commence or continue employment with Buyer (including, without limitation, as a result of the operation of law in any jurisdiction) on or after the Closing Date shall be referred to as a “Buyer Employee” for purposes of this Agreement. Additionally, with respect to each Business Contractor, Buyer will either assume the relevant independent contractor arrangement or otherwise offer each such Business Contractor a continued service arrangement as of the Closing Date under terms reasonably similar to those provided by Buyer to similarly situated independent contractors. Buyer shall indemnify, defend and hold harmless Seller or its Affiliates from any and all payments, including payments, Losses or other costs arising from or in connection with any failure to inform or consult any Business Employees.
          (b) Effective as of the Closing Date and for a period thereafter of the lesser of 12 months or the term of employment (or such longer period as is required under applicable laws), Buyer shall cause each Buyer Employee who was covered under Employee Plans immediately prior to the Closing to be covered under employee benefit plans, programs and arrangements maintained or established by Buyer (the “Buyer Plans”) and made available to similarly situated employees of Buyer. The Buyer Plans shall recognize each Buyer Employee’s service that is recognized under the Employee Plans (including prior service with Seller’s and its Affiliates’ predecessors or any other entity to extent such prior service is recognized under the Employee Plans) for purposes of participation and vesting under the Buyer Plans.
          (c) Effective as of the Closing Date, unless otherwise required under applicable law, all Business Employees shall cease to be covered by Seller’s and its Affiliates’ employee welfare benefit plans, programs, policies and arrangements that provide medical, vision and dental coverage, life and accident insurance, disability coverage, deferred compensation, wellness and tuition reimbursement and severance pay (collectively, the “Seller Welfare Plans”). Seller shall retain responsibility for all benefit claims incurred by Business Employees under the Seller Welfare Plans prior to the Closing Date. For purposes of this subsection, a claim shall be deemed to have been incurred on the date the medical service giving rise to the claim is performed. With respect to Buyer Employees, effective as of the date a Business Employee becomes a Buyer Employee, Buyer shall cause all applicable Buyer Plans that provide medical or dental coverage, life and accident insurance, and disability or similar coverage (collectively, the “Buyer Welfare Plans”) to provide benefits and coverage that are provided to similarly situated employees of Buyer. In addition, Buyer shall cause the applicable Buyer Welfare Plans to credit Buyer Employees with amounts credited under the Seller Welfare Plans toward the satisfaction of annual deductible and out-of-pocket maximums under such Buyer health and dental plans during the applicable Buyer plan year in which a Business Employee becomes a Buyer Employee. Seller shall be responsible for the administration of and shall assume the obligations with respect to COBRA continuation coverage for all Business Employees who are or become “M&A qualified beneficiaries” (as such term is defined in Section 4980B of the Code and the regulations thereunder) on or after the Closing Date.
          (d) Effective as of the Closing Date and for a period of at least 12 months thereafter (or such longer period as is required under applicable laws), Buyer shall have in effect a plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) that will provide benefits to Buyer Employees who participated in the Seller’s 401(k) and Retirement Savings Plan (the “Seller 401(k) Plan”) that are reasonably similar to that which Buyer provides to its similarly situated employees. Each Buyer Employee participating in the Seller 401(k) Plan as of the Closing Date shall become a participant in the Buyer 401(k) Plan as of the Closing Date. Subject to the Buyer’s satisfaction, a decision regarding which shall be communicated to the Seller in writing on or before the Closing Date, that the Seller 401(k) Plan complies with all applicable qualification requirements of the Code, Buyer and Seller agree to effect a transfer of the account balances and related Liabilities of Buyer Employees from the Seller 401(k) Plan to the Buyer 401(k) Plan in a manner consistent with the provisions of the Code and ERISA. Such transfer shall occur on or as soon as practicable after the Closing Date. To implement such a transfer, Seller shall direct the trustee of the Seller 401(k) Plan to transfer to the trustee or funding agent of the Buyer 401(k) Plan an amount in cash equal in value to the account balances of Buyer Employees covered by the Seller 401(k) Plan as of the date of transfer; provided that to the extent the account balances to be transferred consist in whole or in part of outstanding loans, Seller shall direct the trustee of the Seller 401(k) Plan to transfer to the trustee or funding agent of the Buyer 401(k) Plan, in lieu of cash, the promissory notes and related documents evidencing such loans. Buyer and Seller shall take such actions as may be required to effect the assignment of such loans by the trustee of the Seller 401(k) Plan to the trustee or funding agent of the Buyer 401(k) Plan.
          (e) As of the Closing Date, Buyer agrees to take any and all actions necessary or appropriate to provide that Buyer shall assume and maintain all liabilities with respect to the variable compensation and incentive compensation programs and arrangements marked on Schedule 2.10(b) (“Bonuses”) to the extent accrued as of the Closing Date and, if required under GAAP, included as current liabilities in computing the Net Working Capital Adjustment, and Seller shall have no further Liability with respect thereto. Both the amount and the timing of any payments due a Buyer Employee will be determined under the terms of the Bonuses, based on service and individual and Seller performance measures through the Closing Date. Each variable compensation or incentive compensation program maintained by the Buyer shall recognize each Buyer Employee’s service that is recognized under the comparable plan maintained by Seller (including prior service with Seller’s and its Affiliates’ predecessors or any other entity) for purposes of determining benefits under such program. The variable compensation and incentive compensation program or arrangement to which each Business Employee was subject as of April 30, 2008 is indicated on Schedule 2.10(a) under the column labeled “Commission Plan.”
          (f) Buyer shall assume all obligations and liabilities with respect to the personal, sick and vacation time of Business Employees who remain employed by Seller through the Closing Date to the extent accrued as of the Closing Date and, if required under GAAP, included as current liabilities in computing the Net Working Capital Adjustment. For purposes of determining the number of days of personal, sick and vacation time to which each Buyer Employee shall be entitled during the calendar year in which the Closing occurs, Buyer shall honor all such accrued personal, sick and vacation days not yet taken by Buyer Employees as of the Closing Date. Seller will reasonably cooperate with Buyer to facilitate Buyer’s compliance with the covenants under the preceding sentence. To the extent that a Buyer Employee is entitled to be paid for any personal, sick and vacation days, Buyer shall discharge any liability for such personal, sick and vacation days. Buyer shall be responsible for and assume all liabilities for short-term disability income benefits payable in respect of periods beginning on or after the Closing Date for all Business Employees, including, without limitation, those Business

Employees who are receiving short-term disability income benefits as of the Closing Date; provided, however, that to the extent required under GAAP, such liabilities shall be included as current liabilities in computing the Net Working Capital Adjustment. Such employees who are receiving such benefits as of the date hereof are indicated with an asterisk on Schedule 2.10(a). Buyer shall be responsible for and assume payment of the Liabilities attributable to tuition reimbursement benefits payable under the Employee Plans of Seller to Business Employees for educational courses commenced prior to and completed following the Closing Date to the extent such Liabilities, if required under GAAP, are included as current liabilities in computing the Net Working Capital Adjustment.
          (g) Seller shall provide to Buyer, subject to all applicable laws, at Buyer’s reasonable request and subject to all applicable laws, access to all Employee Records as needed for Buyer to comply with this Section 4.6 prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 4.6.
          (h) In the event that during the twelve (12) month period following the Closing Date Buyer or any of its successors and assigns (i) consolidates or merges into any Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its assets or stock to any Person, then, in such case, proper provision shall be made so that the successors and assigns of Buyer honor the obligations of Buyer set forth in this Section 4.6.
          (i) Effective as of the Closing Date and for a period of at least twelve (12) months thereafter (or such longer period as if required under applicable laws), Buyer shall have in effect a severance plan under which each Business Employee who incurs an involuntary termination of employment at any time during the 12 month period following the Closing Date will be entitled to severance benefits that are reasonably similar to that which Buyer provides to its similarly situated employees. Such severance plan shall recognize each Buyer Employee’s service that is recognized under the Seller’s severance plan (including prior service with Seller’s and its Affiliates’ predecessors or any other entity) for purposes of determining the amount of severance benefit payable thereunder. To the extent required under GAAP, such severance obligations shall be included as current liabilities in computing the Net Working Capital Adjustment.
          (j) Buyer shall be responsible for providing or discharging any and all notifications, benefits and Liabilities to Business Employees and Governmental Authorities under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or by any other applicable laws relating to plant closings, employee separations, employee redundancies or severance pay that are first required to be provided or discharged on or after the Closing Date, including pre-closing notice or Liabilities if the actions contemplated hereby or actions by Buyer on or after the Closing Date result in a notice or notification requirement under such Laws. Seller shall be responsible for providing or discharging any and all notifications, benefits and Liabilities to Business Employees and Governmental Authorities under the WARN Act, and any other non-United States jurisdiction requirements prior to Closing that relates to the effectuation of a Transfer of Undertaking within that jurisdiction; provided, however, that Buyer will in no event effect any terminations that will subject Seller to the WARN Act during the 90 day period following the Closing.
     Section 4.7 Indemnification of Officers and Directors. The Company Charter Documents shall contain provisions no less favorable with respect to indemnification than are set forth in such documents of the Company as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, members, managers, agents or employees of the Company or who were otherwise entitled to indemnification pursuant to the certificate of incorporation or by-laws (or equivalent governing instruments) of the Company. Buyer shall cause to be maintained in effect for six (6) years after the Closing Date the current policies of the directors’ and officers’ liability insurance maintained by the Company with respect to matters occurring prior to the Closing Date (it being understood that Buyer will pay the full amount of the premiums for such policies which relate to coverage for periods occurring prior to the Closing Date); provided that Buyer may substitute therefor policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).
     Section 4.8 Assumed Contracts; Notices and Consents.
          (a) During the period from the date hereof to the Closing Date, (i) Seller and the Company shall give any notices to third parties, and Seller and the Company shall use their commercially reasonable efforts (A) to obtain all required third party consents, including, without limitation the Material Third Party Consents and the Lease Consents and (B) if requested by Buyer, to assist Buyer with obtaining an estoppel certificate with respect to each Lease and a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord that is party to each such Lease and (ii) each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 2.5 and Section 3.3.
          (b) With respect to all Assumed Contracts, notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any such contract or any claim or right or any obligation or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a counterparty thereto, would constitute a breach or default thereof or give rise to a right of termination or cancellation thereunder. If a required consent is not obtained for any Assumed Contract, Seller and Buyer will use their commercially reasonable efforts, to the extent such Assumed Contract permits, for a period of two (2) years, to subcontract or sublicense, as applicable, the provision or receipt of the goods and services or rights under such Assumed Contract to Buyer, or provide to Buyer the benefits or obligations under any such Assumed Contract or claim or right, including, without limitation, enforcement for the benefit of Buyer (at Buyer’s sole expense) of any and all rights of Seller against a third party thereto arising out of the breach, default, termination or cancellation by such third party or otherwise or, at Seller’s option, to the maximum extent permitted by Law and such Assumed Contract, as applicable, appoint Buyer to be Seller’s representative and agent with respect to such Assumed Contract, as applicable. The nominal costs and expenses to transfer such Assumed Contracts to Buyer shall be at Seller’s sole expense and all the costs and expenses to perform the obligations set forth in such Assumed Contracts shall be at Buyer’s sole expense.
          (c) Following the Closing, Buyer and Seller shall continue to cooperate and use commercially reasonable efforts to effect the assignment to Buyer of those Assumed Contracts not previously assigned to Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Losses actually incurred by Seller or its Affiliates in connection with, arising out of or resulting from any actions taken or not taken by Buyer after the Closing Date as subcontractor, representative, agent or obligor with respect to any such Assumed Contract or the non-compliance by Buyer on or following the Closing Date with any Laws applicable to any such Assumed Contract. Seller shall indemnify, defend and hold harmless Buyer, HPS and their Affiliates from and against any and all Losses actually incurred by Buyer, HPS and their Affiliates in connection with, arising out of or resulting from any actions taken or not taken by Seller after the Closing Date as prime contractor, representative, agent or obligor with respect to any such Assumed Contract or the non-compliance by Seller on or following the Closing Date with any Laws applicable to any such Assumed Contract.
          (d) Following the Closing, in the event that Seller and Buyer determine that any contract of Seller or an Affiliate of Seller was historically treated as a contract solely related to the business of the Division and the Company that should have been included in the Assumed Contracts, Seller and Buyer shall cooperate in assigning such contract to Buyer as soon as practicable, and upon such assignment such contract shall be deemed to be an Assumed Contract for all purposes of this Agreement. During the period from the date hereof to the Closing Date, Seller agrees to use its commercially reasonable efforts to provide Buyer with a true and correct copy of any Assumed Contract that Seller was unable to locate and provide to Buyer prior to the date hereof.
     Section 4.9 Exclusivity. On the date hereof, other than the pending merger transaction between ADSC and an Affiliate of The Blackstone Group, Seller, the Company and ADSC shall, and shall cause their respective Affiliates and representatives to, immediately cease any existing discussion or negotiation with any Persons (other than Buyer and HPS) conducted prior to the date hereof with respect to any proposed, potential or contemplated acquisition of the Company Interests or the Assets. During the period from the date hereof to the first to occur of the Closing Date and the termination of this Agreement pursuant to Article 6, none of Seller, the Company or ADSC will (and none of Seller, the Company or ADSC will cause or permit any of their Affiliates to) (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock, membership interests or other securities, or any substantial portion of the Company, the Assets or the Division (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. If any proposal described in this Section 4.9 is received by the Company, Seller, ADSC, or any of their Affiliates, the Company, Seller and ADSC agree to promptly notify Buyer in writing, and the Company, Seller and ADSC will notify any prospective purchaser of their obligations hereunder.

     Section 4.10 Cooperation.
          (a) In case at any time after the Closing any further action is necessary to carry out the terms of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 7). Without limiting the foregoing, Seller shall use commercially reasonable efforts to assist Buyer and the Company with obtaining an estoppel certificate with respect to each Lease and a waiver of landlord liens, collateral assignment of lease or leasehold mortgage from the landlord that is party to each such Lease. Seller acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of and Seller will provide to Buyer all documents, books, records (including Tax records), agreements, corporate/company minute books and financial data of any sort relating to the Assets and the Company.
          (b) Each Party agrees that it will reasonably cooperate with and make available (or cause to be made available) to the other Party, during normal business hours, all books and records, information and employees (without substantial disruption of employment) retained, remaining in existence or continuing to be employed after the Closing Date which are necessary or useful in connection with any Tax inquiry, audit, or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose (a “Permitted Use”). The Party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees (unless such requesting party is entitled to indemnification thereof under ARTICLE 7). All information received pursuant to this Section shall be kept confidential pursuant to Section 4.11 (which shall continue to apply to this extent following the Closing Date) by the Party receiving it, except to the extent that disclosure is reasonably necessary in connection with any Permitted Use. This provision shall be inapplicable to any direct claims between any Seller, ADSC or their representatives or Affiliates, on the one hand, and the Company, Buyer, HPS or their representatives or Affiliates, on the other hand.
     Section 4.11 Confidentiality. Following the Closing, Seller and ADSC shall keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any Confidential Information and will not use such information for their own benefit or for the benefit of any other Person (other than the Company, Buyer and HPS) and shall cause all of their representatives to do the same. Notwithstanding the foregoing limitations, no Party shall be required to keep confidential or return any information that (a) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing Party; (b) is or becomes publicly known or generally known in the industry through no fault of the receiving Party or its agents; (c) is developed by the receiving Party independently of the disclosure by the disclosing Party; (d) is requested or required to be disclosed pursuant to law (including securities laws of any jurisdiction and rules and regulations of any applicable equity exchange), provided the other Parties are given reasonable prior notice or consent thereto; or (e) relates solely to the income tax aspects and consequences of the transactions contemplated by this Agreement. If Seller or ADSC is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller or ADSC will notify Buyer promptly of the request or requirement so that Buyer or HPS may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or ADSC is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller or ADSC may disclose the Confidential Information to the tribunal; provided, however, that Seller and ADSC shall use their reasonable best efforts to obtain, at the request of Buyer or HPS, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer or HPS shall designate.
     Section 4.12 Restrictive Covenants.
          (a) Acknowledgement. Buyer, HPS, the Company, Seller and ADSC understand and agree that the purpose of this Section 4.12 is to protect the legitimate business interests of Buyer, HPS, the Company and their respective Affiliates and is not intended to eliminate Seller’s and ADSC’s competition with Buyer, HPS, the Company and their respective Affiliates per se. Seller and ADSC hereby acknowledge that they have received good and valuable consideration for the restrictions set forth in this Section 4.12 in the form of Seller’s receipt of the Purchase Price. Seller and ADSC hereby further acknowledge and agree that the restrictions set forth in this Section 4.12 are reasonable. In addition, the Parties acknowledge: (i) that Seller and ADSC have had substantial contacts with customers, suppliers, advertisers, vendors and employees of the Division and the Company and (ii) that Seller and ADSC are capable of competing with Buyer, HPS, the Company and their respective Affiliates. Therefore, subject to the limitations of reasonableness imposed by law, Seller and ADSC shall be subject to the restrictions set forth in this Section 4.12.
          (b) Non-Solicitation of Employees. Seller and ADSC understand and agree that the relationship between each of Buyer, HPS, the Company and their respective Affiliates and the Protected Employees constitutes a valuable asset of such parties and may not be converted to Seller’s or ADSC’s own use for Business Services. Seller and ADSC hereby agree that, during a period of three (3) years following the Closing Date, Seller, ADSC and their Affiliates shall not, directly or indirectly, on such Person’s own behalf or as a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, agent, representative or consultant of any Person, solicit or induce or attempt to solicit or induce any Protected Employee to terminate his relationship with any of Buyer, HPS, the Company and their respective Affiliates or to enter into a relationship with any other Person. This non-solicitation provision shall not apply to any employee who responds to a general solicitation or advertisement following the first anniversary of the Closing.
          (c) Non-Solicitation of Customers. Seller and ADSC understand and agree that the relationship between each of Buyer, HPS, the Company and their respective Affiliates and the Protected Customers constitutes a valuable asset of such party and may not be converted to Seller’s or ADSC’s own use for Business Services. Seller and ADSC hereby agree that, during a period of five (5) years following the Closing Date, Seller, ADSC and their Affiliates shall not, directly or indirectly, on such Person’s own behalf or as a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, agent, representative or consultant of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing Business Services.
          (d) Non-Competition. Seller and ADSC hereby agree that, during a period of five (5) years following the Closing Date, Seller, ADSC and their Affiliates shall not, directly or indirectly, engage in, sell or otherwise provide Business Services within the United States on such Person’s own behalf or as a principal, owner, partner, stockholder, joint venturer, investor, member, trustee, director, officer, manager, agent, representative or consultant of any other Person; provided, however, that the Parties acknowledge and agree the provisions of this Section 4.12(d) shall not be deemed to prohibit the ownership by Seller or ADSC of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.
          (e) Acquisitions. Notwithstanding Sections 4.12(c) and (d) above, nothing herein shall preclude Seller and/or its Affiliates from acquiring an entity that generates five percent (5%) or less of its revenues from Business Services (an “Acquiring Entity”); provided however that Seller and/or its Affiliates shall give to Buyer and HPS an option to (i) acquire the assets constituting such Acquired Entity’s Business Services for cash at fair market value or (ii) perform such Business Services on behalf of Seller and/or its Affiliates pursuant to the terms of any contractual relationship of Seller and/or its Affiliates governing the provision of such Business Services.
          (f) Reformation. If any portion of the agreements and covenants contained in this Section 4.12 are found to be invalid or unenforceable because the duration, the territory, or any other provision thereof is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of Buyer, HPS, the Company, Seller and ADSC in agreeing to the agreements and covenants contained in this Section 4.12 will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.
          (g) Remedies. The Parties specifically acknowledge and agree that the covenants and agreements contained in this Section 4.12 are made and given by Seller and ADSC in connection with the transactions contemplated hereby and that the remedy at law for any breach of the foregoing would be inadequate. In the event that Seller or ADSC breaches any of the covenants or agreements contained in this Section 4.12, Buyer, HPS, and the Company shall have the right and remedy, without the necessity of proving actual damages or posting any bond, to a temporary restraining order or a preliminary injunction prohibiting Seller and ADSC from violating or threatening to violate the covenants and agreements contained in this Section 4.12. After proving actual damages and posting any required bond, Buyer, HPS and the Company shall have the right and remedy to permanently enjoin Seller and ADSC from violating or threatening to violate the covenants and agreements contained in this Section 4.12 and to have the covenants and agreements contained in this Section 4.12 specifically enforced by any court or tribunal of competent jurisdiction, it being agreed that any breach of the covenants and agreements contained in this Section 4.12 would cause irreparable injury to Buyer, HPS, and the Company and that money damages would not provide an adequate remedy to Buyer, HPS and the Company. Seller and ADSC agree that the pendency of any claim whatsoever against Buyer,

HPS or the Company shall not constitute a defense to the enforcement of any covenant or agreement contained in this Section 4.12.
     Section 4.13 Escrow. Within five (5) Business Days following the closing of any ADSC Acquisition that may occur prior to the date that is 18 months after the Closing, ADSC and Seller shall deposit $3,000,000 of immediately available funds into a third party escrow, which funds shall be (i) held pursuant to a customary escrow agreement reasonably satisfactory to the Parties and (ii) available to Buyer as a source for payment of any amounts payable by ADSC or Seller to Buyer or HPS hereunder, including, without limitation, any amounts payable by ADSC or Seller pursuant to ARTICLE 7.
     Section 4.14 Audit Support.
          (a) Commencing on the date hereof and continuing until such time as the financial statements for the Division have been prepared and audited by Buyer’s and HPS’ auditors (hereinafter, “Buyer’s Auditors”) for the period ending on the Closing Date (the “Audit Support Period”), Seller shall use commercially reasonable efforts to provide Audit Support, as defined below, to Buyer at an hourly rate of $150.00 (exclusive of any time devoted to Audit Support by Jill Groves which shall be at no charge) pursuant to the terms of this Section 4.14. In addition, Buyer shall also reimburse Seller for reasonable and documented out of pocket expenses incurred by Seller as a result of its provision of Audit Support pursuant to this Section 4.14. “Audit Support” means to make available to Buyer’s Auditors such knowledgeable and qualified Seller employees, agents or other representatives and access to such Seller books and records, data, documents, information and materials, as may be reasonably necessary in order to prepare and audit the financial statements of the Division by Buyer and its auditors.  All requests for Audit Support shall be in writing (including email) and shall be directed to such representative(s) of Seller as may be designated by Seller in writing from time to time. Initially, such designated representative shall be Jill Groves.
          (b) Seller will render a billing statement for all processing fees and expenses contemplated by this Section 4.14 no later than the fifteenth (15th) day of the month following the month such Audit Support is rendered during the Audit Support Period, and Buyer shall pay, by wire transfer of immediately available funds to Seller’s specified account, all amounts on each such billing statement within forty-five (45) days of Buyer’s receipt of the billing statement. All undisputed amounts not paid when due will incur interest until paid at the lesser of 1.5% per month and the highest rate allowed under applicable law.
     Section 4.15 Covenants regarding WFNNB.
          (a) Seller shall take such reasonably necessary and appropriate action to prevent WFNNB from transferring any of WFNNB’s rights to the customer agreements pertaining to the Business or the Transferred BINs and ICAs to any person other than to a bank identified by Buyer or HPS.
          (b) At Buyer’s or HPS’ request, Seller shall cause WFNNB to enter into an agreement which shall transfer the Transferred BINs and ICAs, including without limitation all of WFNNB’s rights thereunder, as well as all of WFNNB’s rights under the customer agreements with respect to the Business (including all amendments, schedules and exhibits thereto, merchant files and records of all the Business’s customers), to any bank of Buyer’s or HPS’ choice that is a member of the Card Associations.
     Section 4.16 Covenants regarding Processing Agreement. In the event that Fifth Third breaches that certain Processing Agreement by and between World Financial Network National Bank and Fifth Third Processing Solutions, Inc., dated July 30, 2003, and amendments thereto (the “Processing Agreement”) and Buyer or HPS sustain any Losses as a result of such breach for which WFNNB has a remedy pursuant to the Processing Agreement against Fifth Third, Seller shall cause WFNNB to take such reasonably necessary and appropriate action to pursue any and all such remedies as may be available to WFNNB pursuant thereto and shall promptly remit to Buyer or HPS all amounts recovered pursuant thereto in connection with such breach.
     Section 4.17 Additional Covenants. The Parties shall take such action as may be reasonably necessary or required in order to accomplish the supplemental agreement set forth on Exhibit N.
ARTICLE 5
CONDITIONS TO CONSUMMATION OF THE ACQUISITION
     Section 5.1 Conditions to the Obligations of Seller and Buyer. The obligations of Seller and Buyer to consummate the Acquisition are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:
          (a) any applicable waiting period under the HSR Act or Other Antitrust Laws relating to the Acquisition shall have expired or been terminated; and
          (b) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect and no legitimate action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge, in each case that would reasonably be expected to (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).
     Section 5.2 Other Conditions to the Obligations of Buyer and HPS. The obligations of Buyer and HPS to consummate the Acquisition are subject to the satisfaction or, if permitted by applicable law, waiver by Buyer or HPS of the following further conditions:
          (a) the representations and warranties of Seller, the Company and ADSC set forth in ARTICLE 2 shall have been accurate and complete in all material respects (except with respect to any provisions qualified by the word “material”, the phrase “Material Adverse Effect”

or words or phrases of similar import, and except with respect to materiality, as reflected under GAAP, in the representations in Section 2.4 related to the Financial Statements, with respect to which such representations and warranties shall have been accurate and complete in all respects) as of the date of this Agreement, and shall be accurate and complete in all material respects (except with respect to any provisions qualified by the word “material”, the phrase “Material Adverse Effect” or words or phrases of similar import and except with respect to materiality, as reflected under GAAP, in the representations in Section 2.4 related to the Financial Statements, with respect to which such representations and warranties shall be accurate and complete in all respects) as of the Closing Date, as if made on the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.
          (b) Seller, the Company and ADSC shall have performed and complied in all material respects with all covenants required to be performed or complied with by Seller, the Company and ADSC under this Agreement on or prior to the Closing Date;
          (c) no legitimate action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would reasonably be expected to (i) adversely affect the right of Buyer to own the Assets, to operate the former business of Division, and to control the Company or (ii) materially and adversely affect the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);
          (d) there shall not have occurred any Material Adverse Effect;
          (e) Seller, the Company and ADSC shall have delivered the documents, agreements and instruments set forth in Section 1.2(b)(ii)(A) through Section 1.2(b)(ii)(L); and
          (f) Seller shall have entered into and delivered the Transition Services Agreement, the BIN Sponsorship Agreement and the ITS Agreement.
     Section 5.3 Other Conditions to the Obligations of Seller and ADSC. The obligations of Seller and ADSC to consummate the Acquisition are subject to the satisfaction or, if permitted by applicable law, waiver by Seller or ADSC of the following further conditions:
          (a) the representations and warranties of Buyer and HPS set forth in ARTICLE 3 shall have been accurate and complete in all material respects (except with respect to any provisions qualified by the word “material”, the phrase “Material Adverse Effect” or words or phrases of similar import, with respect to which such representations and warranties shall have been accurate and complete in all respects) as of the date of this Agreement, and shall be accurate and complete in all material respects (except with respect to any provisions qualified by the word “material”, the phrase “Material Adverse Effect” or words or phrases of similar import, with respect to which such representations and warranties shall be accurate and complete in all respects) as of the Closing Date, as if made on the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date.

          (b) Buyer and HPS shall have performed and complied in all material respects with all covenants required to be performed or complied with by Buyer and HPS under this Agreement on or prior to the Closing Date;
          (c) Buyer and HPS shall have delivered the documents, agreements and instruments set forth in Section 1.2(b)(iii)(A) through Section 1.2(b)(iii)(G); and
          (d) Buyer shall have entered into and delivered the Transition Services Agreement, the BIN Sponsorship Agreement and the ITS Agreement.
ARTICLE 6
TERMINATION; AMENDMENT; WAIVER
     Section 6.1 Termination. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing:
          (a) by mutual written consent of Buyer and Seller;
          (b) by Buyer if the Acquisition shall not have been consummated on or before July 1, 2008 (the “Termination Date”), unless the failure to consummate the Acquisition is the result of a breach by Buyer or HPS of any of their representations, warranties, covenants or agreements under this Agreement;
          (c) by Seller if the Acquisition shall not have been consummated on or before the Termination Date, unless the failure to consummate the Acquisition is the result of a breach by either Seller, the Company or ADSC of any of their respective representations, warranties, covenants or agreements under this Agreement;
          (d) by either Buyer or by Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Acquisition and such order, decree or ruling or other action shall have become final and nonappealable;
          (e) by Buyer in the event of a breach by the Company, Seller or ADSC of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 5.2 and (ii) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice thereof to Seller by Buyer; or
          (f) by Seller in the event of a breach by Buyer or HPS of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 5.3 and (ii) cannot be or has not been cured within thirty (30) Business Days after the giving of written notice thereof to Buyer by Seller.
     Section 6.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no Liability or obligation on the part of Buyer, HPS, Seller, the Company, ADSC or, to the extent applicable, their respective officers, directors, managers or equityholders, other than (a) the provisions of this Section 6.2, the confidentiality provisions of Section 4.3, Section 4.5, Section 6.3, ARTICLE 7, and ARTICLE 8, and (b) any Liability of any Party for any breach of this Agreement prior to such termination.
     Section 6.3 Fees and Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.
     Section 6.4 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties.
     Section 6.5 Extension; Waiver. At any time prior to the Closing, Seller may (a) extend the time for the performance of any of the obligations or other acts of Buyer or HPS contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer or HPS contained herein or in any document, certificate or writing delivered by Buyer or HPS pursuant hereto or (c) waive compliance by Buyer or HPS with any of the covenants, agreements or conditions contained herein. At any time prior to the Closing, Buyer may (a) extend the time for the performance of any of the obligations or other acts of Seller, the Company or ADSC contained herein, (b) waive any inaccuracies in the representations and warranties of Seller, the Company or ADSC contained herein or in any document, certificate or writing delivered by Seller, the Company or ADSC pursuant hereto or (c) waive compliance by Seller, the Company or ADSC with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
ARTICLE 7
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     Section 7.1 Survival of Representations. Notwithstanding any right of Buyer or HPS to fully investigate the Seller (with respect to the Division) and the Company, Buyer and HPS have the right to rely fully upon the representations and warranties of each of Seller, the Company and ADSC contained in this Agreement. All representations and warranties of the Parties contained in this Agreement shall survive the execution and delivery hereof and the Closing hereunder, and, after the Closing (a) the representations and warranties made in Sections 2.1, 2.2, 2.3, 2.16 and 2.18 and Sections 3.1 and 3.2, and any and all claims based upon fraud shall survive indefinitely; (b) the representations and warranties made in Sections 2.10, 2.11, and 2.15 shall survive until fifteen (15) Business Days after the expiration of the applicable statute of limitation; and (c) all other representations and warranties shall survive until the date eighteen (18) months after the Closing Date. Each representation and warranty described in clauses (a), (b) and (c), and any related indemnity claim or right, shall further survive if the party asserting such claim shall have in good faith provided written claim for indemnification for a breach of such representation or warranty on or prior to the applicable date referenced in clauses (a), (b) and (c) to the party against which such claim is asserted, identifying such breach in reasonable detail. Except as otherwise expressly provided herein, the covenants and agreements contained in this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby indefinitely.
     Section 7.2 General Indemnification.
          (a) Seller and ADSC, jointly and severally, agree to indemnify, defend and hold Buyer, HPS and their respective officers, directors, agents, employees and Affiliates (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) harmless from any and all Losses suffered or paid, directly or indirectly, as a result of: (i) any breach of any representation or warranty made by Seller, the Company or ADSC in this Agreement or any certificate executed by Seller, the Company or ADSC in connection herewith; (ii) any breach by Seller, the Company, ADSC or any of their Affiliates of their respective covenants, agreements or undertakings contained herein; (iii) any Liability of Seller, the Company, ADSC or any of their Affiliates that is not an Assumed Liability; (iv) any Liability of Seller, the Company, ADSC or any of their Affiliates (but as to Seller or ADSC, only with respect to the Assets) for unpaid Taxes with respect to any Straddle Period to the extent allocable to the portion of such period beginning before and ending on the Closing Date and to the extent that such Taxes exceed the amount reserved for such Taxes included in the Assets and taken into account in computing the Net Working Capital Adjustment; (v) any Liability of the Company for the unpaid Taxes of any Person (including ADSC, Seller and their Affiliates under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (vi) any Liability resulting from, arising out of, relating to, in the nature of, or caused by the matters set forth on Schedule 2.8 (other than Item 2 which shall be indemnifiable pursuant to Section 7.2(a)(vii)); and (vii) any Liability resulting from or arising out of the matters set forth in Item 2 of Schedule 2.8 (the “Escrow Matters”).
          (b) Buyer and HPS, jointly and severally, agree to indemnify, defend and hold Seller, ADSC and their respective officers, directors, agents and Affiliates (each a “Seller Indemnitee” and together the “Seller Indemnitees”) harmless from any and all Losses suffered or paid, directly or indirectly, as a result of (i) the breach of any representation or warranty made by Buyer or HPS in this Agreement or any certificate executed by Buyer in connection herewith, (ii) any breach by Buyer or HPS of their respective covenants, agreements or undertakings contained herein, (iii) the Assumed Liabilities and (iv) any Liability arising following the Closing to the extent resulting from the conduct or operation of the Company by Buyer following the Closing Date (and which is not otherwise indemnifiable by Seller, the Company or ADSC under this ARTICLE 7).
          (c) The purchase of the Company Interests by Buyer is intended by the parties to be treated for all state and local income tax purposes as the purchase by Buyer of the assets of the Company, resulting in Buyer (or HPS or Affiliates) being able to claim for state and local income tax purposes depreciation or amortization deductions with respect to those assets in an amount equal to the portion of the Purchase Price allocated to the Company Interests, such portion not to exceed $25,000,000 (the “Anticipated State Tax Benefits”).  If Buyer, HPS or any Affiliate (collectively, the “Tax Indemnitees”) shall not be entitled to claim, under applicable state or local Law, or shall suffer a disallowance of all or any portion of the Anticipated State Tax Benefits (the “Lost Tax Benefits”) as a direct result of the purchase of the Company Interests not being treated as an asset purchase for state or local income tax purposes by any taxing authority in any one or more states or political subdivisions of a state, then the Tax Indemnitees shall have suffered a “Tax Loss” for purposes of this Agreement and Seller (the “Tax Indemnitor”) shall indemnify and hold the Tax Indemnitees harmless from any and all such Tax  Losses.  The amount payable by the Tax Indemnitor to the Tax Indemnitees by reason of any Tax Loss shall be an amount that is equal to (i) in the case of the Tax Indemnitees not being entitled to claim the Lost Tax Benefits, the difference between (a) the applicable state or local income tax liability of the Tax Indemnitees without claiming the Lost Tax Benefits and (b) what would have been the applicable state or local income tax liability of the Tax Indemnitees had they been able to claim the Lost Tax Benefits, and (ii) in the case of a disallowance by a state or local taxing authority of Lost Tax Benefits, the sum of (x) the resulting state or local income tax deficiency plus (y) any applicable interest, penalties or additions to tax.
     The Tax Indemnitees agree, to the extent not in violation of applicable Law, to use their reasonable best efforts to prepare and file their state or local income tax returns claiming the Anticipated State Tax Benefits and, in the case of an audit of any such return, defend such return, consistent with the treatment of the purchase of the Company Interests as an asset purchase. Except as otherwise provided in this Section 7.2(c), the Tax Indemnitees shall contest the proposed disallowance by a state or local taxing authority of all or any portion of the Anticipated State Tax Benefits and shall control all aspects of such contest (including the content of all written submissions and choice of forum), but shall permit the Tax Indemnitor to participate in the defense of such contest to the extent permitted by applicable Law and to the extent such defense relates to the proposed disallowance of all or any portion of the Anticipated State Tax Benefits. The Tax Indemnitor shall pay on demand all reasonable attorneys’ fees, accountants’ fees and other out-of-pocket costs and expenses (excluding any Tax Indemnitee internal costs or expenses) incurred by the Tax Indemnitor and the Tax Indemnitees. Except as otherwise provided in this Section 7.2(c), any amount payable by the Tax Indemnitor to the Tax Indemnitees pursuant to this Section 7.2(c) shall be payable no later than thirty (30) days following receipt by the Tax Indemnitor of a written demand therefor from HPS accompanied by a statement (a) describing in reasonable detail the circumstances resulting in the Tax Loss, including, without limitation, the applicable tax filings (but only if the Tax Indemnitor signs a confidentiality agreement mutually agreeable to the parties) and, in the case of a proposed disallowance of Anticipated State Tax Benefits by a state or local taxing authority, the state and local taxing authority’s response signifying the proposed disallowance of the Anticipated State Tax Benefits (redacted to the extent necessary to protect information unrelated to the proposed disallowance of Anticipated State Tax Benefits) and (b) containing a calculation of the amount of the indemnity claimed by the Tax Indemnitees (the “Statement”).  Such demand shall be made no earlier than (x) thirty (30) days prior to the filing of any state or local income tax return that reflects the Tax Loss or (y) if such Tax Loss is not reflected on any state or local tax return, upon conclusion of the contest, in accordance with this Section 7.2(c), of the disallowance of Lost Tax Benefits. In the event the Tax Indemnitor reasonably determines that the Statement does not contain information sufficient to allow the Tax Indemnitor to verify the accuracy of HPS’ calculation of the amount of the indemnity owed, then (i) the Tax Indemnitor shall within thirty (30) days of receipt of such Statement, notify HPS in writing (the “Calculation Notice”), and HPS shall provide the Tax Indemnitor such additional information as is reasonably requested by the Tax Indemnitor (provided the Tax Indemnitor signs a confidentiality agreement mutually agreeable to the parties) to verify the accuracy of HPS’ calculation, (ii) should the parties not agree on such calculation within the thirty (30) day period following the receipt of the Calculation Notice by HPS, the parties shall mutually select an independent certified public accounting firm to verify the accuracy of such calculation, which accounting firm shall sign a mutually agreeable confidentiality agreement, (iii) HPS shall provide such information to such accounting firm as is reasonably requested by such accounting firm to perform such verification, (iv) such accounting firm shall complete its verification promptly and its determination of the amount of the indemnity owed shall be binding on the parties and (v) the Tax Indemnitor shall, no later than ten (10) days after the accounting firm makes its determination, pay the costs and expense of such accounting firm and pay to HPS the amount of the indemnity determined by the accounting firm to be owed; provided, however, that if the accounting firm determines that no indemnity is due the Tax Indemnitees, then HPS shall pay the costs and expenses of such accounting firm. Notwithstanding anything to the contrary in the immediately preceding sentence, if the parties agree on such calculation within the thirty (30) day period following the receipt of the Calculation Notice by HPS, then the Tax Indemnitor shall pay to the Tax Indemnitees the amount of indemnity due immediately after reaching such agreement.
     In the event a state or local taxing authority challenges the treatment of the purchase of the Company Interests as an asset purchase, then HPS shall (i) provide to the Tax Indemnitor prompt written notice of such challenge, (ii) provide to the Tax Indemnitor copies of all material correspondence to and from such taxing authority related to such challenge and the contest of such challenge (redacted to the extent necessary to protect information unrelated to the proposed disallowance of Anticipated State Tax Benefits) and (iii) consult in good faith with the Tax Indemnitor in the conduct of such contest. In the event any Tax Indemnitee proposes (based upon the determination of independent certified public accountants that taking the position on a state or local income tax return that the purchase of the Company Interests is an asset purchase is more likely than not to not be sustained if challenged in court) to take the position on such state or local tax return that the purchase of the Company Interests is not an asset purchase (the “Proposed Position”), then (i) HPS shall, no less than forty-five (45) days prior to the filing due date of such return, notify Seller in writing of such Proposed Position and (ii) the Tax Indemnitee shall have no obligation to file such return inconsistent with the Proposed Position, or contest or continue to contest the disallowance by a state or local taxing authority of all or any portion of the Anticipated State Tax Benefits. Notwithstanding anything to the contrary in this Section 7.2(c), the Tax Indemnitees shall have no obligation to contest the disallowance by a state or local taxing authority of all or any portion of the Anticipated State Tax Benefits beyond any initial state court judgment. Notwithstanding anything to the contrary in this Section 7.2(c), if within the forty-five (45) day period referenced above, the Tax Indemnitor delivers to HPS a written opinion from competent tax counsel, selected and compensated by Seller, to the effect that it is more likely than not that the treatment of the purchase of the Company Interests as an asset purchase will, if challenged by the applicable state or local taxing authority, be sustained in court, then the applicable Tax Indemnitee shall not take the Proposed Position on the applicable state or local tax return.
     The parties agree that the portion of the Purchase Price allocable to the Company Interests by the Tax Indemnitees on their state and local tax returns shall not exceed the amount of the Purchase Price allocated (by agreement of the parties not to exceed $25,000,000) to the Company Interests in accordance with this Agreement.

     Section 7.3 Third Party Claims.
          (a) If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 7.2 (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this ARTICLE 7, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify Seller) (such notified party, the “Responsible Party”) of such claims (the “Claim Notice”); provided that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder except to the extent that the Responsible Party is actually and materially prejudiced thereby.
          (b) The Responsible Party shall have the right, within thirty (30) days after receipt of such claim, to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof so long as (i) the Responsible Party notifies the Indemnified Party in writing within fifteen (15) days after receipt of the Claim Notice that the Responsible Party will indemnify the Indemnified Party from and against the entirety of any Loss the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Responsible Party provides the Indemnified Party with evidence generally acceptable in commercial transactions that the Responsible Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Responsible Party conducts the defense of the Third Party Claim actively and diligently.
          (c) So long as the Responsible Party is assuming the conduct and control of the settlement or defense of the Third Party Claim in accordance with Section 7.2(b)(b), (i) the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party with the fees and expenses of such counsel being borne by such Indemnified Party and (ii) the Indemnified Party shall not pay or settle any such claim without the prior written consent of the Responsible Party (not to be withheld unreasonably). The Responsible Party shall not, except with the consent of the Indemnified Party (not to be unreasonably withheld), consent to the entry of any judgment or enter into any settlement unless (i) the judgment or proposed settlement includes as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim, (ii) the judgment or proposed settlement involves only the payment of money damages by the Responsible Party and does not impose an injunction or other equitable relief upon the Indemnified Party, (iii) the judgment or proposed settlement includes an admission or finding of any breach of Law or Order on the part of the Indemnified Party and (iv) the judgment or proposed settlement is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party.

          (d) In the event that (i) the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Claim Notice that it elects to undertake the defense thereof or (ii) any of the conditions in Section 7.3(b) is or becomes unsatisfied, (A) the Indemnified Party shall have the right to defend, contest, settle or compromise the claim at any time after such 30-day period in a commercially reasonable manner (and the Indemnified Party need not consult with, or obtain any consent from, the Responsible Party in connection therewith unless the same would impose an injunction or other equitable relief on the Responsible Party or include an admission or finding of any breach of Law or Order on the part of the Responsible Party), (B) the Responsible Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Responsible Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ARTICLE 7.
     Section 7.4 Other Indemnification Matters. The rights of the parties to indemnification pursuant to the provisions of Section 7.2(a) are subject to the following limitations:
          (a) Subject to the exceptions set forth in Sections 7.4(c) and 7.4(d) below, the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 7.2(a)(i) until the total amount of such Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Threshold”) and then only for the excess over the Threshold.
          (b) Subject to the exceptions set forth in Sections 7.4(c) and 7.4(d) below, in no event shall the aggregate Liability of Seller and ADSC under Section 7.2(a) exceed fifteen percent (15%) of the Purchase Price (the “Limitation Amount”), and the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 7.2(a) once the aggregate amount of Losses as to which the Buyer Indemnitees have recovered equals the Limitation Amount.
          (c) Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to (i) adjustments to the Purchase Price pursuant to Section 1.3, (ii) any and all breaches of the representations and warranties in Sections 2.1, 2.2, 2.3, 2.10, 2.11, 2.15, 2.16 and 2.18, (iii) the Escrow Matters, (iv) the matters set forth on Schedule 2.8, and 2.12(a); and (v) any claim by any Buyer Indemnitee under Section 7.2(a)(iv) and Section 7.2(a)(v), shall not be subject to either the Threshold set forth in Section 7.4(a) or the Limitation Amount set forth in Section 7.4(b) and shall not be used in calculating whether the Limitation Amount set forth in Section 7.4(b) has been met, provided that any indemnification payments based upon or any Losses related to the foregoing shall not exceed the Purchase Price.
          (d) Notwithstanding anything to the contrary in this Agreement, any indemnification payments based upon or any Losses related to any and all claims of fraud shall not be subject to either the Threshold set forth in Section 7.4(a) or the Limitation Amount set forth in Section 7.4(b) and shall not be used in calculating whether the Limitation Amount set forth in Section 7.4(b) has been met.

          (e) Buyer and HPS shall not be required after the Closing to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company, Seller or ADSC to Buyer or HPS hereunder or under any other certificate, document or instrument delivered in connection with herewith. Notwithstanding anything herein to the contrary, Buyer and HPS retain, and nothing contained in this Section 7.4(e) shall in any way waive or limit, its rights to bring claims against Seller or ADSC.
          (f) Notwithstanding anything herein to the contrary, in no event shall the aggregate Liability of Seller and ADSC for Losses related to the Escrow Matters exceed the Escrow Amount.
          (g) The amount of any and all Losses will be determined net of any amounts (i) actually recovered by the Indemnified Party under insurance policies with respect to such Losses (net of the collection costs thereof) provided, however, that (A) such Indemnified Party shall be obligated to use only the same efforts it would use to pursue collection under insurance policies for itself, consistent with past practices, (B) any obligation to seek insurance coverage shall not apply to any self-insurance programs or policies, and (C) the Indemnified Party shall not, under any circumstances, be obligated to pursue litigation against the applicable insurer and (ii) actually received by the Indemnified Party in respect of claims under any third party indemnification agreements (net of the collection costs thereof). The Indemnified Party shall promptly pay to the Indemnifying Party all amounts recovered from insurance policies (net of the collection costs thereof) in respect of Losses for which the Indemnified Party previously obtained recovery from the Indemnifying Party pursuant to ARTICLE 7.
          (h) The indemnification provisions in this ARTICLE 7 do not (a) waive or affect any claims for fraud or willful misconduct to which any party may be entitled or relieve or limit the Liability of any party from any Loss arising out of or resulting from fraud or willful misconduct in connection with the transactions contemplated by this Agreement or in connection with the delivery of any of the certificate, document or instrument referred to herein or (b) waive or affect any equitable remedies to which any party may be entitled. No Party hereto, shall have the right to seek contribution from the other Parties with respect to all or any part of any of its indemnification obligations under this ARTICLE 7.
     Section 7.5 Exclusive Post-Closing Remedy. Except as set forth in the next sentence or expressly provided elsewhere in this Agreement, from and after the Closing, the remedies provided for in this ARTICLE 7, shall be the sole and exclusive remedies of the parties hereto and their Affiliates and their respective shareholders, trustees, officers, directors, employees, agents, representatives, successors and assigns for any breach of this Agreement or any certificate. The foregoing shall not limit any party’s rights related to claims of fraud or willful misconduct or to seek equitable remedies (which may be enforced without the posting of a bond or other security).

ARTICLE 8
MISCELLANEOUS
     Section 8.1 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.
     Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile, nationally recognized next day delivery service or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the any Party as follows:
          To Buyer or HPS:
Heartland Payment Systems, Inc.
90 Nassau Street, 2nd Floor
Princeton, New Jersey 08542
Attention: Chief Legal Officer
Facsimile: (609) 683-3815
          with a copy (which shall not constitute notice to Buyer or HPS) to:
Womble Carlyle Sandridge & Rice PLLC
8065 Leesburg Pike, Fourth Floor
Vienna, Virginia 22182
Attention: Dean Wayne Rutley, Esq.
                Jeffrey A.D. Cohen, Esq.
Facsimile: (703) 918-2267
          To the Company, Seller or ADSC:
Alliance Data Systems Corporation
17655 Waterview Pkwy
Dallas, TX 75252
Attention: General Counsel
Facsimile: (972) 348-5150
          with a copy (which shall not constitute notice to the Company, Seller or ADSC) to:
Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue
Suite 4100
Dallas, Texas 75201
Attention: Joseph L. Motes III, Esq.
Facsimile: (214) 969-4343
or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     Section 8.3 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each Party agrees that in connection with any litigation, proceeding or action, such party will consent and submit to personal jurisdiction in the State of Delaware and to service of process upon it in accordance with the rules and statutes governing service of process.
     Section 8.4 Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Article, section, exhibit, schedule, party, preamble and recital references are to this Agreement unless otherwise stated. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.
     Section 8.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
     Section 8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a mutually executed counterpart to this Agreement.
     Section 8.8 Waiver of Jury Trial. The Parties each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The Parties each hereby agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.
     Section 8.9 Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity. For the avoidance of doubt, the Parties hereby expressly agree and acknowledge that Seller shall be entitled to specific performance of all obligations of Buyer hereunder, including but not limited to specific performance of Section 4.14.
     Section 8.10 ADSC Guarantee. ADSC hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the complete and timely performance by Seller and the Company of their obligations under this Agreement (the “ADSC Guaranteed Obligations”). ADSC hereby acknowledges and agrees that Buyer and HPS may proceed directly against ADSC in the event of nonperformance by Seller or the Company, for any reason, of the ADSC Guaranteed Obligations. ADSC hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor.
     Section 8.11 HPS Guarantee. HPS hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the complete and timely performance by Buyer of its obligations under this Agreement (the “HPS Guaranteed Obligations”). HPS hereby acknowledges and agrees that Seller and ADSC may proceed directly against HPS in the event of nonperformance by Buyer, for any reason, of the HPS Guaranteed Obligations. HPS hereby waives any circumstance which might constitute a legal or equitable discharge of a surety or guarantor.

          IN WITNESS WHEREOF, each of the Parties has caused this Membership Interest and Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

ALLIANCE DATA NETWORK SERVICES LLC
By:	/s/ Dwayne Tucker
	Name:	Dwayne Tucker
Title:

ADS ALLIANCE DATA SYSTEMS, INC.
By:	/s/ Dwayne Tucker
	Name:	Dwayne Tucker
Title:

ALLIANCE DATA SYSTEMS CORPORATION
By:	/s/ Dwayne Tucker
	Name:	Dwayne Tucker
Title:

HEARTLAND ACQUISITION, LLC
By:	/s/ Robert H. B. Baldwin, Jr.
	Name:	Robert H. B. Baldwin, Jr.
	Title:	President and Chief Financial Officer

HEARTLAND PAYMENT SYSTEMS, INC.
By:	/s/ Robert O. Carr
	Name:	Robert O. Carr
	Title:	Chief Executive Officer